                                                                    Exhibit 4.10

                                                                  --------------
                                                                  CONFORMED COPY
                                                                  --------------

                                  8 March 2002

                              Scottish Power UK plc

                               First Aqua Limited


                       ---------------------------------

                                    AGREEMENT
                  for the sale and purchase of the issued share
                           capital of Aspen 4 Limited

                       ---------------------------------

THIS SALE AND PURCHASE AGREEMENT is made on 8 March 2002

Between:

(1) SCOTTISH POWER UK plc, a company registered in Scotland whose registered office is at 1 Atlantic Quay, Glasgow, G2 8SP (the vendor); and

(2) FIRST AQUA LIMITED, a company incorporated under the laws of England and Wales whose registered office is at 200 Aldersgate Street, London EClA 4JJ (the Purchaser).

Whereas:

(A) Aspen 4 Limited (the Company) is a private company limited by shares incorporated in Scotland. Further details of the Company are set out in Part 1 of Schedule 2.

(B) The companies of which details are set out in Part 2 of Schedule 2 (the Subsidiaries) are subsidiaries of the Company.

(C) The Vendor has agreed to sell all of the issued shares in the capital of the Company (the Shares) to the Purchaser for the consideration and upon the terms set out in this Agreement.

(D) The Vendor has further agreed to assign, or procure the assignment of, the Intra Group Debt (as defined in Schedule 1) to the Purchaser for the consideration and upon the terms set out in this Agreement.

(E) The Purchaser has agreed to procure at Completion the repayment of the Aspen 4 Amount (as defined in Schedule 1).

(F) The Purchaser has at the date of this Agreement deposited not less than (Pounds)20 million in escrow against any claims the Vendor may bring under this Agreement.

It Is Agreed as follows:

DEFINITIONS AND INTERPRETATION

1.1 Words and expressions used in this Agreement shall have the meanings set out in Schedule 1, unless the context requires otherwise.

1.2 The Schedules comprise schedules to this Agreement and form part of this Agreement.

SALE OF THE SHARES AND INTRA GROUP DEBT

2.1 The Vendor agrees to sell, or procure the sale of, and the Purchaser agrees to purchase, the Shares, on terms that the same covenants shall be deemed to be given by the Vendor on Completion in relation to the Shares as are implied under
Part I of the Law of Property (Miscellaneous Provisions) Act 1994 where a disposition is expressed to be made with full title guarantee. The Shares shall be sold free from all Encumbrances, together with all rights attaching to them.

2.2 The total price payable by the Purchaser to the Vendor for the Shares shall be the sum of (Pounds)2,050,000,000, less the aggregate of the Net Financial Debt Amount and the Aspen 4 Amount, subject to any adjustments made in accordance with clause 7 (the Share Purchase Price).

2.3 The Vendor agrees to assign, or procure the assignment of, and the Purchaser agrees to take an assignment of, the Intra Group Debt as at the Completion Date free from all Encumbrances. The Vendor agrees to procure that, as at the Completion Date, each intra group indebtedness forming part of the Intra Group Debt shall be evidenced by the issue of a document or documents in the form of Schedule 12 (such document or documents to be held in escrow until Completion in accordance with clause 5.2) but for the avoidance of doubt in each case on the same commercial terms as the relevant existing intra-group indebtedness.

2.4 The total price payable by the Purchaser to the Vendor for the Intra Group Debt shall be the amount of such debt as at the Completion Date as shown in the Net Debt Statement (the Debt Purchase Price).

2.5 If any payment is made by the Vendor to the Purchaser, whether pursuant to a claim made by the Purchaser (including, without limitation, any Claim) or otherwise under this Agreement (but excluding any payment under clause 7.2), the payment shall so far as possible be made by way of reduction of the Share Purchase Price and the Share Purchase Price shall accordingly be deemed to have been reduced by the amount of such payment.

2.6 The Purchaser agrees to procure repayment of the Aspen 4 Amount on Completion and the Vendor agrees to such repayment.

CONDITIONS TO COMPLETION AND COOPERATION

Conditions to Completion

3.1 Completion of the sale and purchase of the Shares shall take place in accordance with and subject to clause 5 and simultaneously with it becoming certain that on or prior to the Initial Termination Date, the events set out in clauses 3.1 (a) and 3.1 (b) will not occur provided at that time the event referred to in clause 3.1 (c) is not subsisting:

(a)  the Resolution is not passed by the shareholders of Scottish Power plc;

(b) to the extent that the arrangements contemplated by this Agreement (the Merger) constitute a concentration with a Community dimension within the scope of Council Regulation (EEC) 4064/89 (as amended by Council Regulation
     (EC) 1310/97) (the Regulation) either:

     (i)  the Commission does not adopt:

          (aa) a decision under Article 6(l)(a) of the Regulation that the Merger is not within the scope of the Regulation; or

          (bb) a decision under Article 6(l)(b) (or having been deemed to have made a decision under Article l0(6)) of the Regulation declaring the Merger to be compatible with the common market, with or without any conditions, obligations, undertakings or modifications attached to the decision; or

     (ii) in the event that a request under Article 9(2) of the Regulation has been made by a Member State, the Commission does not adopt:

          (aa) a decision under Article 9(3)(b) of the Regulation (or having been deemed under Article 9(5) of the Regulation to have adopted such a decision) to refer the Merger in whole or part to the OFT; and

          (bb) if such decision is of a type referred to in clause 3.1
               (b)(ii)(aa) above relates to part only of the Merger, a decision referred to in sub-clause (i)(bb) above in respect of the part of the Merger not so referred to the OFT;

(c)  the Finance Conditions are not satisfied in accordance with their terms.

Facility Agreements

3.2 To enable it to perform its obligations under clause 5, the Purchaser shall use its best endeavours to satisfy the Finance Condition relating to illegality.

3.3 The Purchaser warrants and undertakes that it has disclosed to the Vendor in writing prior to the date of this Agreement full details of the conditions and termination rights under the Facility Agreements and any other term of or connected with the Facility Agreements which may impact the ability of the Purchaser to draw down in full thereunder in order to comply with its obligations under clauses 5.6 and 5.7. The Purchaser shall not prior to the earlier of(i) the actual receipt in cash by the Vendor of the amounts referred to in clause 5.6 and (ii) termination of this Agreement in accordance with its terms, agree any variation to the terms of the Facility Agreements to the extent such variations could affect the Purchaser's ability to complete the transaction contemplated by this Agreement or to comply with clauses 5.6 and 5.7.

ECMR

3.4 The Purchaser shall prepare a notification in accordance with Commission Regulation (EC) No. 447/98, which it will submit to the Commission in final form as soon as possible after the execution of this Agreement and in any event submit to the Commission a substantially complete draft notification within 7 days of the date of this Agreement.

3.5 The Purchaser undertakes to use its reasonable endeavours to ensure that the events in clause 3.1(b) do not occur.


3.6 If it becomes reasonably apparent that the Commission will only adopt a decision of the kind referred to in any of clauses 3.l(b)(i)(aa) or (bb) or 3.l(b)(ii)(aa) or (bb) subject to conditions, obligations, undertakings and/or modifications (each a Relevant Stipulation) which may include, for the avoidance of doubt, any Relevant Stipulation that relates in any manner whatsoever to (i) any undertaking or business, activities or assets of any undertaking that is controlled (for the purposes of Article 3(3) and 3(4) of the Regulation) by the Purchaser or any member of the Purchaser's Group at any time before the Commission adopts or is deemed to have adopted a decision under Articles 6(l)(b) or 9(3) of the Regulation as the case may be, or (ii) to any undertaking or business, activities or assets of the Company:

(a) without prejudice to sub-clause 3.6(b) below, the Purchaser shall offer, accept and agree to any such Relevant Stipulation (which shall not, without the prior written approval of the Vendor, include any amendment, variation or modification of the terms of this Agreement in such a way as to affect adversely the value to the Vendor of the transactions contemplated by this Agreement) as may be necessary to obtain approval for the Merger as rapidly as possible by avoiding a decision by the Commission to open proceedings under Article 6(l)(c) of the Regulation;

(b) to the extent that any Relevant Stipulation relates to the business, assets or activities of any member of the Retained Group, the Purchaser shall not offer, accept or agree to such Relevant Stipulation without the prior written approval of the Vendor.

Co-operation by the Vendor in respect of the ECMR

3.7 The Vendor shall and shall procure that its advisers and each Group Company shall co-operate with the Purchaser in providing to the Purchaser upon request such assistance as is reasonably necessary and it is reasonably able to provide and to provide to the Commission upon request such information as is reasonably necessary and it is reasonably able to provide to ensure that:

(a) the Merger is validly and promptly notified to the Commission under the ECMR and Commission Regulation No. 447/98; and

(b) any request for information from the Commission is fulfilled promptly and in any event in accordance with any relevant time limit, and that, where practicable, it provides copies of any proposed communication with the Commission in relation to the Merger to the Purchaser and that (acting reasonably) it takes due consideration of any reasonable comments that the Purchaser or its advisers may have in relation to such proposed communication, provided that the Vendor shall not be required to provide the Purchaser with any confidential information or business secrets relating to the Retained Group.

Confidentiality

3.8  The Vendor shall procure that:

(a) all members of the Retained Group and (until Completion) each Group Company shall, subject to clause 26.3 (insofar as such clause applies to the Vendor), keep confidential any information supplied pursuant to clauses 3.4, 3.6 and 3.11, and which is confidential to any of the Purchaser or any direct or indirect investor in or financier of the Purchaser;

(b) as soon as reasonably practicable following the earlier of (i) Completion and (ii) the termination of this Agreement, all members of the Retained Group (and, in the case of termination of this Agreement, each Group Company) destroy and procure the destruction by their respective advisers of all documents (whether in paper, electronic (other than from back-up systems) or any other form) provided by or on behalf of the Purchaser to the Vendor, any member of the Retained Group (and, in the case of termination of this Agreement, each Group Company) and their respective advisers pursuant to clauses 3.4, 3.6 and 3.11.

3.9  [Intentionally left blank].

Shareholder Resolution

3.10 The Vendor undertakes to the Purchaser to procure that Scottish Power plc will post a circular to its shareholders on or before 30 March 2002 convening an extraordinary general meeting of Scottish Power plc to be held on or before 16 April 2002 for the purpose of considering a resolution for the sale of the Company in the agreed form (the Resolution) and that, unless in the reasonable opinion of the board of Scottish Power plc it is not consistent with its fiduciary duties to do so, the board of Scottish Power plc will:

(a) include in such circular their recommendation that the shareholders of Scottish Power plc vote in favour of the Resolution and a statement that they consider the transaction to be in the best interests of the shareholders of Scottish Power plc as a whole; and

(b)  procure that the Resolution is put to such meeting with its recommendation.

Communications with Regulatory Authorities

3.11 The Purchaser shall notify the Vendor sufficiently in advance (for the purposes referred to below in this clause) of any notification, submission, response or other communication (in each case whether in writing or otherwise) (excluding communications of an administrative nature) which it proposes to make or submit to any Regulatory Authority. Further, the Purchaser shall at the same time provide the Vendor with copies thereof and any supporting documentation or information reasonably requested by the Vendor, provided that the Purchaser shall not be required to provide the Vendor with any confidential information or business secrets. The Purchaser undertakes to take due consideration of any reasonable comments which the Vendor may have in relation to any such notification, submission, communication or response to a request for further information prior to making the relevant notification, submission, communication or response (as the case may be) provided that these have been communicated by the Vendor to the Purchaser in a timely fashion. The Purchaser further agrees to keep the Vendor informed as to the material progress of any such notification, submission, communication or response (as the case may be) (excluding communications of an administrative nature) made to any Regulatory Authority. The Purchaser shall inform the Vendor in a timely fashion of all meetings between the Purchaser and any Regulatory Authority. Where requested by the Vendor, the Purchaser shall permit (and the Purchaser undertakes to the Vendor to procure that JVCo and any shareholder of JVCo shall permit) the Vendor and/or its advisors to attend all such meetings provided that the Vendor may be excluded from such parts of such meetings where business secrets or confidential information of the Purchaser, JVCo or any shareholder of JVCo are discussed. Where the context allows, the Purchaser shall mean for the purpose of this clause 3.11, the Purchaser, JVCo and any shareholder of JVCo.

3.12 The Vendor shall notify the Purchaser sufficiently in advance of any notification, submission, response or communication (in each case whether in writing or otherwise) (excluding communications of an administrative nature) which any member of the Retained Group or, if prior to Completion, any Group Company proposes to make or submit to any Regulatory Authority in relation to the transactions contemplated by this Agreement or, to the extent reasonably practicable, in relation to the Group or any part of its business. Further, the Vendor shall at the same time provide the Purchaser with copies thereof and any supporting documentation or information reasonably requested by the Purchaser, provided that the Vendor shall not be required to provide to the Purchaser any confidential information or business secrets. The Vendor undertakes to take, and shall procure that the relevant member of the Retained Group or Group Company takes, due consideration of any reasonable comments which the Purchaser may have in relation to any such notification, submission, communication or response (as the case may be) provided that these have been communicated by the Purchaser to the Vendor in a timely manner. The Vendor further agrees to keep the Purchaser informed as to the material progress of any such notification, submission, communication or response (as the case may be) made to any Regulatory Authority.

PRE-COMPLETION UNDERTAKINGS

4.1 Pending Completion and subject to clauses 4.2 and 4.3, the Vendor shall procure that, without, in the case of clauses 4.1(a) and (h), the prior written consent of the Purchaser:

(a) save as expressly referred to in the Budget:

          (i) each Group Company shall carry on its business in the ordinary course and shall only make payments in the ordinary course;

          (ii) each Group Company shall take all reasonable steps to preserve and protect its assets including, without limitation, the goodwill of its business;

         (iii) save pursuant to arrangements the existence and material terms of which are summarised in the Disclosure Letter, no new transactions shall be entered into by any Group Company with any member of the Retained Group and all new transactions between each Group Company and any other person shall be on arm's length terms;

(b) subject to the terms of the Confidentiality Agreement, the Purchaser's Representatives shall be allowed, upon 24 hours' written notice to the Vendor and during normal business hours, reasonable access to the books and records of each Group Company and reasonable access to the sites owned, used or occupied by any Group Company and reasonable access to the management of each Group Company and the Vendor shall promptly upon request supply or procure the supply of any information and copies of any books and records in each case reasonably required by the Purchaser relating to any Group Company and its business and affairs (save in each case to the extent they relate to the capital restructuring announced by Scottish Power plc on 7 November 2001 or the preparations therefor), in each case for the purpose only of monitoring the management of the business of the Group or procuring compliance with clauses 3.6, 3.7, 3.11, 3.12 and 4.6 or obtaining information required by the Purchaser's Group to put insurances in place on Completion;

(c) no dividend or other distribution (within the meaning of section 209 of the Taxes Act) shall be declared, paid or made by any Group Company;

(d) save as provided in clause 2.3, no share or loan capital shall be allotted, issued, redeemed or repurchased or agreed to be allotted, issued, redeemed or repurchased by any Group Company and no Encumbrances shall be created or agreed to be created over the shares in the capital of any Group Company;

(e) Southern Water Services Limited shall in all material respects carry on its business functions as a water and sewerage undertaking in accordance with its Instrument of Appointment and the Water Industry Act 1991 (as amended) and, save as disclosed in the Disclosure Letter (at Exhibit Document Numbers AD.304, AD.306 and AD.373), will not agree with the DGWS to any modification of the terms of such Instrument of Appointment without the prior written consent of the Purchaser;

(f) all insurance policies normally kept in force for the benefit of the Group Companies shall be maintained;

(g)  no Group Company shall resolve to be voluntarily wound up;

(h) each Group Company shall use its reasonable endeavours to operate the business of the Group in all material respects in accordance with the Forecast until 31 March 2002 and thereafter in accordance with the Budget;

(i) all management fees to members of the Retained Group shall be paid in an amount and manner consistent with the terms of the Instrument of Appointment and the requirements of the DGWS (to the extent such fees are subject to the same) and, subject thereto, in the ordinary course consistent with each Group Company's practice in the period of 12 months prior to entering into this Agreement (excluding exceptional items); and

(j) subject to the Purchaser and the Purchaser's Group providing the Vendor with sufficient information, each Group Company shall comply with any binding obligations it may have to inform and consult employees, trade unions and any employee representative body pursuant to any information or consultation agreement or arrangement with its employees, their representatives or any trade union prior to Completion in connection with the transaction contemplated under this Agreement.

4.2  Pending Completion and without prejudice to clause 4.1, the Vendor shall
(i) ensure that the Company for itself and on behalf of the other Group Companies consults fully with the Purchaser in relation to any matters which will or may reasonably be expected to have a material adverse effect on the Group and (ii) subject to clauses 4.4 and 4.6 procure that, without the prior written consent of the Purchaser, no Group Company shall:

(a) save as expressly referred to in the Budget and other than in the ordinary course of business:

         (i)   enter into any Material Contract;

         (ii) enter into any other agreement, contract, arrangement, transaction or commitment (whether or not legally binding) (or make a bid or offer which may lead to such a contract or commitment) which, save as contemplated in the Capital Programme, either (x) has a value or involves expenditure in excess of (Pounds)2,000,000 or (Pounds)10,000,000 in aggregate or (y) involves an obligation of a material nature or which may result in any material change in the nature or scope of the operations of the Group (Arrangements, provided that where this term is used outside this clause 4.2(a)(ii) it shall exclude Arrangements which are only Arrangements by virtue of aggregation); or

         (iii) exercise any material discretion or grant any material waiver or material consent or material approval under or agree to any material variation or material extension of any existing Material Contract or any Arrangement, nor fail to take such steps as are reasonable and appropriate from time to time in the circumstances to enforce and preserve the rights and interests under any such Material Contracts or Arrangements to which such Group Company is a party;

(b) agree to any termination of any existing Material Contract or Arrangement to which that Group Company is a party (whether entered into before or after the date of this Agreement) provided that this shall not apply to expiry by the effluxion of time;

(c) other than any arrangement and related liabilities which will be discharged at or before Completion, grant any loans or other financial facilities or credit arrangements (other than trade credit in the ordinary course) to or, save in the ordinary course of business, any guarantees or indemnities for the benefit of any person other than a Group Company;

(d) agree or effect any variation of any of the terms of the SWSF Bonds or, subject to clause 4.4(c), the EIB Loans;

(e) acquire or agree to acquire, or dispose of or agree to dispose of, or create any Encumbrance or agree to create any Encumbrance over, all or any substantial part of the business or assets of any company, other than in the ordinary course of business and in each case involving consideration, expenditure or the assumption of liabilities in excess of (Pounds)l million in any one event or (Pounds)10 million in aggregate, nor acquire or dispose of or create any Encumbrance over any business, company, assets or stock other than on arms' length terms;

(f) remove from any Property any equipment, plant and machinery, computer hardware, spares or other moveable items owned by any Group Company other than in the ordinary course of business;

(g) save as disclosed in the Disclosure Letter (generally against warranties 11.4, 11.11, 11.12 and 11.16), dismiss any Employee (other than for a reason set out in sections 98(1) or (2) of the Employment Rights Act 1996 provided that the dismissal does not fall within Regulation 8(1) of the Transfer of Undertakings (Protection of Employment) Regulations 1981) or solicit any Employee to be engaged or continue to be engaged by the Vendor before or after Completion;

(h) engage or appoint any additional employees (other than the individuals listed in Schedule 11 (Employees)) other than (i) in the ordinary course of business or (ii) to replace or substitute any Employee who leaves or retires from any of the Group Companies;

(i) save for bona fide adjustments in remuneration in the ordinary course and in a manner consistent with past practice of the Group, vary any contract of employment of any Senior Employee nor make any change in terms of employment, including pension commitments, by any Group Company (other than those required by law) which would increase the total staff costs of the Group by more than 3 per cent. per annum and in respect of any Senior Employee, save as disclosed in the Disclosure Letter (at Exhibit Document Number AD.177 and generally against warranty 11.9) (and save for the retention or bonus arrangements agreed for the purposes of the transactions contemplated by the Transaction Documents, provided that full details of such retention or bonus arrangements are provided to the Purchaser prior to the date of this Agreement), by more than 10 per cent. per annum;

(j) save as disclosed in the Disclosure Letter (at Exhibit Document Number AD.177 and generally against warranty 11.1(b)) (and save for the retention or bonus arrangements agreed for the purposes of the transactions contemplated by the Transaction Documents, provided that full details of such retention or bonus arrangements are provided to the Purchaser prior to the date of this Agreement), adopt any new employee share scheme, bonus scheme or other incentive or benefit scheme in respect of any Employees or, except in the ordinary course of business and in a manner consistent with past practice, vary or terminate any such scheme which has been adopted as at the date of this Agreement;

(k) except in the ordinary course of business and in a manner consistent with past practice and except in respect of the Scottish Power plc Employee Share Ownership Plan, grant further share options or awards to any Relevant Employee under any of the Schemes or participate in any grant under any share incentive, share option or other incentive implemented by the Retained Group;

(l) fail to manage the rights and liabilities under the Construction Contracts and the Material Contracts in accordance in all material respects with the RPO Standard;

(m) except in the ordinary course of business and in all material respects in accordance with the RPO Standard (unless in any case a material adverse effect on the Group would or would be likely to result, in which case this exception shall not apply) seek, agree to or acquiesce in (i) the variation of any of the licences (including for the avoidance of doubt and without limitation Environmental Licences), permissions, authorisations or consents required for the carrying on of its business as presently carried on or
     (ii) the creation of any new such licence, permission, authorisation or consent;

(n) in the case of any dormant Group Company shown in Schedule 2, carry on any business or incur any new obligation or liability;

(o) in the case of the Specified Subsidiaries, carry out any activities other than those currently carried on in the ordinary course;

(p) materially amend any insurance contract, fail to notify any insurance claim in excess of [***] (having become aware of the same) in accordance with the provisions of the relevant policy or apply any proceeds of any insurance policy received by the Vendor or any Group Company insofar as they relate to the repair and/or restoration of any physical loss and/or damage to any assets caused during the period between the date of this Agreement and Completion other than to the repair and/or restoration of any physical loss and/or damage to such assets or if such repairs have been carried out to reimburse the costs of such repairs;

(q) make any change to its accounting practices, bases or policies (save as may be required to comply with any changes to applicable generally accepted accounting principles and standards) or make any alteration to its memorandum or articles of association, or make any material alteration to any shareholder or joint venture agreement or other similar agreements relating to it or its constitution or management or restricting the scope of its activities;

(r) enter into any joint venture, partnership or arrangement for the sharing of profits or assets, liabilities or losses;

(s) acquire or agree to acquire any share or other interest in any new or existing company, partnership or other venture or create any branch or place of business in any jurisdiction;

(t) incur any additional borrowings or other indebtedness otherwise than in the ordinary course of business, nor, where in the ordinary course of business, incur any additional borrowings or other indebtedness, the terms of which contain penalties which would apply in the event the Purchaser wishes to repay or restructure such borrowings or indebtedness after Completion;

(u) commence (save to the extent required to preserve the rights of any Group Company), compromise or discontinue (otherwise than in relation to the [***] Claim) any material legal or arbitration proceedings in a way which could reasonably be expected to have a material adverse effect on the Group;

(v) notwithstanding any other provision of clause 4.1 or this clause 4.2, create any Encumbrance or lease over, or dispose of, any of the Properties or, in each case otherwise than in the ordinary course of business, create any licence, tenancy, easement or other third party right over any of the Properties; or

(w) enter into any agreement or obligation to do anything prohibited by any of the foregoing sub-paragraphs of this clause 4.2.

4.3 Pending Completion, each of the K3 Contracts shall be operated (including in respect of any alterations or variations thereto) by the relevant Group Company at all times and in all material respects in accordance with the RPO Standard and each relevant Group Company shall use its reasonable endeavours to ensure that each such K3 Contract shall be operated at all times and in all material respects in a manner:

(a) consistent with achieving the efficiency targets relating to the K3 Contracts set out in the Budget; and

(b) which will not cause or result in any expenditure under the K3 Contracts that would not be allowable for the purposes of determining the Regulatory Capital Value at the next regulatory price review following the date of this Agreement.

4.4 Notwithstanding clauses 4.1, 4.2 and 4.3, a Group Company or, in the case of clause 4.4(c) below, the Vendor shall, without the Purchaser's prior written consent, be entitled (but not obliged) to:

(a)  carry out and complete the Disposal Scheme on arm's length terms so long as
     (i) any disposa1s are not to the Vendor or parties connected with it and
     (ii) all proceeds are retained within the relevant Group Company;

(b) tender for or enter into the contracts and agreements in relation to the schemes set out in Schedule 7 consistent with the terms of the K3 Contracts;

(c) repay, prepay or novate, and pay any prepayment or cancellation fees in respect of and, thereafter, cancel the EIB Loans and obtain any waiver in respect thereof; and

(d)  repay or prepay any Intra Group Debt;

provided that the Vendor shall nonetheless be obliged to consult the Purchaser and keep it informed in reasonable detail of all material developments in relation to any of the foregoing.

4.5  Pending the earlier of:

(a)  Completion; and

(b)  termination of this Agreement,

the Vendor shall not and shall procure that Southern Water Services Limited shall not effect the capital restructuring announced by Scottish Power plc on 7 November 2001 and shall not and shall procure that no Group Company shall effect any other Refinancing Proposal. For the avoidance of doubt, all external costs and expenses (excluding VAT, but only to the extent that such VAT is considered to be recoverable) incurred by any Group Company in relation to the capital restructuring announced on 7 November 2001 shall be for the account of the Vendor and shall, to the extent due and outstanding as at the Completion Date, be included in the calculation of Third Party Debt; provided that to the extent that VAT on any such costs and expenses (whether or not outstanding at Completion) which was considered to be recoverable is not recoverable or that any such costs and expenses (whether or not outstanding at Completion) are not deductible for corporation tax purposes, in either case within three years after the Completion Date, the Purchaser shall be entitled to claim from the Vendor the amount of such irrecoverable VAT or the amount of corporation tax that would not have arisen had such costs and expenses been deductible for corporation tax purposes (as the case may be) and the Vendor shall pay such amount within 10 Business Days of presentation by the Purchaser to the Vendor of an auditor's certificate together with reasonable supporting information in respect thereof; but provided further that the Purchaser shall (and shall procure that each member of the Purchaser's Group shall) use all reasonable endeavours after Completion to recover such VAT and to procure that such costs and expenses are deductible for corporation tax purposes in each case within three years after Completion.

4.6 Prior to Completion, the Vendor shall procure that Southern Water plc transfers all the issued shares in ScottishPower Group Money Purchase Pension Scheme Limited to the Vendor or such other member of the Retained Group as the Vendor may specify.

4.7 Pending Completion, the Purchaser shall not and shall procure that no member of the Purchaser's Group shall, without the prior written consent of the Vendor (such consent not to be unreasonably withheld) enter into any commitment (whether or not legally binding and whether conditional or unconditional) relating to any acquisition or proposal for the acquisition by the Purchaser or any member of the Purchaser's Group of any water and/or sewerage undertaker or the whole or any material part of its assets and undertakings which in any case could reasonably be expected to adversely affect Completion or the receipt by the Vendor in cash of the amounts referred to in clause 5.6(or make any announcement or public statement, or any statement to any Regulatory Authority, indicating an intention to do so).

4.8 Pending Completion, the Vendor shall not and shall procure that no member of the Retained Group or the Group shall, without the prior written consent of the Purchaser, (such consent not to be unreasonably withheld) enter into any commitment (whether or not legally binding and whether conditional or unconditional) relating to any acquisition or proposal for the acquisition by the Vendor or any member of the Retained Group or the Group of any water and/or sewerage undertaker or the whole or any material part of its assets and undertakings which in any case could reasonably be expected to adversely affect Completion (or make any announcement or public statement, or any statement to any Regulatory Authority, indicating an intention to do so).

4.9 Prior to Completion, the Vendor shall use its reasonable endeavours to procure that:

(a) the individuals listed in Part A of Schedule 11 (Employees) agree to transfer to the employment of Southern Water plc on the same terms and conditions of employment as they are employed by the Vendor (or any other member of the Retained Group) at the date of this Agreement; and

(b) the individuals listed in Part B of Schedule 11 (Employees) are offered employment by Southern Water plc on the same terms and conditions of employment as they are employed by the Vendor (or any other member of the Retained Group) at the date of this Agreement;

and the Purchaser shall use its reasonable endeavours to co-operate with the Vendor in persuading such individuals to agree to such change of employer.

4.10 To the extent that any of the individuals to which clause 4.9(a) and (b) refers does not accept employment with Southern Water plc as described in clause
4.9 by Completion, the Vendor (or other member of the Retained Group employing such individual) shall terminate the employment of such individual and the Purchaser shall procure that Southern Water plc shall make an offer of employment with effect from Completion to such individual on the same terms and conditions of employment as they are employed by the Vendor (or any other member of the Retained Group) at the date of this Agreement (including as to pensions) and with (as far as possible) continuity of employment preserved to the same extent as would apply if the Transfer of Undertakings (Protection of Employment) Regulations 1981 applied to the sale of the Group and those individuals.

COMPLETION

5.1(a) Completion shall take place simultaneously with it becoming certain that neither of the events set out in clauses 3.1(a) and (b) shall occur on or prior to the Initial Termination Date (the time at which it becomes so certain being the Relevant Time), unless:

          (i) prior to the Relevant Time or, if a Vendor Termination Notice has been served prior to the Relevant Time, the date on which Completion would otherwise occur under clause 5.1(c)(i), a Purchaser Termination Notice (as defined in the Escrow Deed) has been served in accordance with the terms of the Escrow Deed; or

          (ii) prior to the Relevant Time a Vendor Termination Notice has been served within the period allowed in clause 8.8 and a valid Dispute Notice has not yet been served in accordance with clause
               8.9 or a valid Dispute Notice has been served in accordance with clause 8.9 and is pending determination by the Expert in accordance with clause 8.9;

       and further provided that no Blocking Order shall have been made (and not revoked or varied so as to permit Completion to take place and the Vendor to be paid in cash the amounts referred to in clause 5.6).

(b) In the event that a Blocking Order is made prior to the Relevant Time or, if a Vendor Termination Notice has been served prior to the Relevant Time, the date on which Completion would otherwise occur in accordance with clause 5.1(c)(i), the Purchaser shall use all reasonable endeavours to take such steps or provide such undertakings as would result in the Blocking Order being revoked or varied so as to permit Completion to take place and the Vendor to be paid in cash the amounts referred to in clause
       5.6 PROVIDED THAT such reasonable endeavours shall not require the Purchaser to make or procure to be made any alteration or variation to the terms of the arrangements relating to, or terms of, the preference shares to be issued in the capital of JVCo (including, without limitation, the terms of the put and call options entered into in respect of such preference shares) provided that fair summaries of such arrangements have been disclosed to the Vendor in writing prior to the date of this Agreement. If a Blocking Order has not been revoked or varied so as to permit Completion to take place and the Vendor to be paid the amounts referred to in clause 5.6 prior to the Initial Termination Date, the Vendor may elect by written notice to the Purchaser before the Initial Termination Date (with a copy to the Escrow Agent in accordance with the Escrow Deed) to extend this Agreement to the Final Termination Date and such reasonable endeavours obligation relating to the Blocking Order referred to above shall apply until the Final Termination Date.

(c)    In the event that:

          (i) a Vendor Termination Notice was served prior to the Relevant Time (or, if Completion has not previously taken place, after the Relevant Time), Completion shall take place simultaneously upon the Expert determining in accordance with the relevant provisions of clause
                8.9 that such Vendor Termination Notice is not valid or the Purchaser and the Vendor agreeing that such Vendor Termination Notice is not valid unless at that time the circumstance in clause 5.l(c)(ii) is subsisting or a subsequent Vendor Termination Notice has been served and is outstanding; or

          (ii) a Blocking Order has been made prior to the Relevant Time or, if a Vendor Termination Notice was served prior to the Relevant Time (or, if Completion has not previously taken place, after the Relevant Time), the date on which Completion would otherwise occur in accordance with clause 5.1 (c)(i), Completion shall take place simultaneously with the Secretary of State ordering or announcing a revocation or variation of or to such Blocking Order which would permit Completion to take place and the Vendor to be paid the amounts referred to in clause 5.6 unless at that time the circumstance in clause 5.1(c)(i) is subsisting, provided in each case that Completion shall not be capable of occurring after the Initial Termination Date or, if an election is made under clause 5.1(b), the Final Termination Date.

(d)    In the event that:

          (i) a Blocking Order is made prior to the Relevant Time or, if a Vendor Termination Notice has been served prior to the Relevant Time (or, if Completion has not previously taken place, after the Relevant Time), the date on which Completion would otherwise occur in accordance with clause 5.1 (c)(i) and such Blocking Order is not revoked or varied prior to the Initial Termination Date (or, if an election is made under clause 5.1 (b), revoked or varied prior to the Final Termination Date) so as to permit Completion to take place and the Vendor to be paid the amounts referred to in clause 5.6; or

          (ii)  clause 5.1 (a)(i) applies;

          (iii) clause 5.l(a)(ii) applies and the Purchaser has not served a valid Dispute Notice within the time specified in clause 8.9 or a valid Dispute Notice has been served within such time and it has been determined or agreed in accordance with clause 8.9 that such Vendor Termination Notice is valid or such Vendor Termination Notice is deemed to be valid under clause 8.11; or

          (iv) it becomes certain on or prior to the Initial Termination Date that either of the events set out in clause 3.1 (a) and (b) shall occur prior to the Initial Termination Date;

       this Agreement shall automatically terminate with immediate effect (save as provided in clause 28).

(e) If a Purchaser Termination Notice has been served under clause 3.1 of the Escrow Deed prior to the time at which Completion would otherwise occur under this clause 5.1, the event referred to in clause 3.1(c) shall for the purposes of this Agreement be conclusively deemed to be subsisting (without prejudice to any claim the Vendor may have under clause 3.1 of the Escrow
     Deed). If a Purchaser Termination Notice has not been served prior to Completion, the event referred to in clause 3.1(c) shall be conclusively deemed to be not subsisting.

5.2  In order to facilitate Completion, upon signature of this Agreement:

(a) the Vendor and the Purchaser shall execute and deliver to the Escrow Agent the Escrow Deed;

(b) the Vendor shall execute or procure that the relevant Group Company executes all such documents as are referred to in clauses 5.4 and 5.5 and deliver the same to the Escrow Agent;

(c) the Purchaser shall execute all such documents as are referred to in clause 5.6(d) and deliver the same to the Escrow Agent;

(d) the Purchaser shall procure that the Letters of Credit are delivered to the Escrow Agent,

on the basis that all documents so delivered to the Escrow Agent shall be held in, and released from, escrow in accordance with the Escrow Deed.

5.3  In accordance with the terms of the Escrow Deed, at Completion:

(a) the documents referred to in clause 5.2 above shall be delivered and/or issued and become effective and legally binding on the relevant parties at Completion (with the exception of the Assignments of Intra Group Debt which shall become effective immediately thereafter) without the requirement for any further act to be done by any person and shall (except for the Letters of Credit, which shall be dated the date hereof) be dated the Completion Date by the Escrow Agent in accordance with the Escrow Deed; and

(b) the release from escrow at Completion of the Letters of Credit shall subject to clause 3.2, satisfy the obligations of the Purchaser under clauses 5.6(a), (b) and (c) below.

5.4  The Vendor shall deliver (or cause to be delivered) to the Purchaser:

(a) duly executed transfers into the name of the Purchaser or its nominee in respect of all of the Shares, together with the relative share certificates;

(b) share certificates in respect of all of the issued shares in the capital of each other Group Company, together with duly executed transfers into the name of the Purchaser or its nominee in respect of any shares in such Group Companies not held in the name of a Group Company;

(c) a letter from PwC to the Company confirming that they will resign as the auditors of each Group Company on the earlier of (a) the date on which they deliver their audit opinion in respect of the accounts for the year to 31 March 2002 of each Group Company whose accounts are required to be audited and the consolidation thereof, and (b) 30 June 2002.

(d) a letter of resignation in the agreed form duly executed as a deed by each of the Resigning Directors;

(e) a letter of resignation in the agreed form duly executed as a deed by the secretary of any Group Company who is to resign with effect from Completion (as notified by the Purchaser to the Vendor in writing prior to the date of this Agreement);

(f) documents substantially in the form set out in Schedule 12 in respect of all intra group indebtedness comprising the Intra Group Debt referred to in clause 2.3 (the Intra Group Debentures);

(g) assignments in the agreed form of all intra group indebtedness comprising the Intra Group Debt executed by the Vendor in each case as a deed together with the relevant notices and acknowledgements required to be delivered thereunder executed by the relevant Group Companies (Assignments of Intra Group Debt);

(h) the Transitional Services Agreement executed by the Vendor and Southern Water Services Limited;

(i) an assignment in the agreed form to a Group Company (as specified by the Purchaser) from and on behalf of the Vendor and each and every member of the Retained Group of all their rights, title and interest in:

          (i) the SOUTHERN WATER and SOUTHERN WATER SERVICES trade marks (whether registered or unregistered) (the Marks); and

          (ii) any other trade marks, service marks, trading names, get-ups or logos incorporating either or both of the Marks, whether registered or unregistered (with the exception of the UK-registered device and word mark "SOUTHERN WATER A SCOTTISHPOWER COMPANY" registration no. 2188028)

     together with all associated goodwill and reputation;

(j) appropriate documentation and executed UK Trade Mark Forms (Forms TM22 and Authorisation of Agent) in the agreed form to enable the Purchaser to file and record the surrender of the Vendor's trademark registration no. 2188028 for the device and word mark "SOUTHERN WATER A SCOTTISHPOWER COMPANY", and a written undertaking to do all such acts or things and take all necessary steps to assist the relevant Group Company in any application made at any Trade Mark Registry or equivalent for registration of the marks referred to in paragraph (i) above; and

(k) a power of attorney in the agreed form in relation to the voting rights of the Shares after Completion executed by the Vendor; and

(1) the Company Car Leasing Agreement executed by the Vendor and Southern Water Services Limited.

5.5 The Vendor shall procure that on or before the date of this Agreement the resolutions of the board of directors of each Group Company are passed (conditional upon Completion having occurred) by which:

(a) in the case of the Company, the registration (subject to their being duly stamped) of the transfers in respect of the Shares referred to in clause 5.5(a) is approved;

(b) the resignations of the Resigning Directors and the secretary (if applicable) of such Group Company are accepted, Anthony Nelson and Stuart Derwent (in the case of the Company) are appointed as directors of such Group Company and Kevin Hall is appointed as secretary of such Group Company;

(c) where relevant, the execution of and performance of obligations under any documents to be executed by such Group Company pursuant to this Agreement is authorised; and

(d) to the extent requested by the Purchaser, revoking all existing authorities to bankers in respect of the operation of its bank accounts and giving authority in favour of such persons as the Purchaser may nominate to operate such accounts.

5.6  The Purchaser shall:

(a) pay, or cause to be paid, to the Vendor an amount equal to the Initial Share Purchase Price on account of the Share Purchase Price;

(b) pay, or cause to be paid, to the Vendor, an amount equal to the Estimated Intra Group Debt on account of the Debt Purchase Price;

(c) procure the repayment to the Vendor by or on behalf of the Company of the Aspen 4 Amount; and

(d) deliver to the Vendor Assignments of Intra Group Debt executed by the Purchaser in each case as a deed.

5.7 If Completion shall have taken place in accordance with clause 5.1(a) and the Vendor has not received payment in cash for value equal to the full amount of such Letters of Credit within 10 Business Days, then to the extent the Vendor has not received such payment the Purchaser shall, as soon as possible (and in any event within 2 Business Days) thereafter, pay or cause to be paid to the Vendor the amounts referred to in clause 5.6 including, without limitation, by exercising and enforcing its rights under the Facility Agreements to draw down the funds available to it thereunder and paying the relevant amount to the Vendor SAVE to the extent that, but then only for so long as, any such payment under the Letters of Credit or under this clause 5.7 or the exercising or enforcing of such rights is prohibited by a Blocking Order, but in such event the Purchaser shall use all reasonable endeavours to take such steps or provide such undertakings as are described in clause 5.1(b) (subject always to the proviso thereto) as would result in the Blocking Order being revoked or varied so as to permit the Vendor to be paid the amounts referred to in clause 5.6. The Vendor shall not be entitled to make any demand with respect to the Letters of Credit to the extent that the Vendor has otherwise received the amounts referred to in clause 5.6 and, to that extent, upon any revocation or variation of the Blocking Order which permits the same, the Letters of Credit shall be released to their respective issues.

5.8 If and to the extent that any Intra Group Debt arising during the period from the date of this Agreement to Completion has not been provided for in the Intra Group Debentures or Assignments of Intra Group Debt delivered to the Escrow Agent pursuant to clause 5.2, as soon as practicable after Completion and in respect of such Intra Group Debt:

(a) the Vendor shall deliver (or cause to be delivered) to the Purchaser documents in the form set out in Schedule 12 and assignments in the same form as the Assignments of Intra Group Debt together with the relevant notices and acknowledgements required to be delivered thereunder; and

(b)  the Purchaser shall deliver to the Vendor the assignments referred to in
     (a) above counter-signed by the Purchaser.

5.9  With effect from Completion:


(a) the Vendor shall procure that the Resigning Directors shall, to the extent permitted by law, waive all of their rights to take any action or make any claim against the Company or any other Group Company of which they were directors at any time prior to Completion without compensation being payable;

(b) the Vendor shall procure that each member of the Retained Group shall, to the extent permitted by law, waive all of their rights to take any action or make any claim against any Resigning Director for which any Group Company would be directly or indirectly liable;

(c) the Purchaser shall, and shall procure that the Company and any other Group Company of which the Resigning Directors were directors at any time prior to Completion and any other member of the Purchaser's Group shall, to the extent permitted by law, waive all of its rights to take any action or make any claim against the Resigning Directors in respect of any act or thing done by them as directors or officers of the Company or any other such Group Company;

(d) the Vendor shall procure that the Resigning Directors together with those other directors of the Group Companies who have retired during the Vendor's ownership of such companies shall be insured, and the Purchaser shall procure that other past directors shall continue to be insured, on no less favourable terms than under the directors and officers insurance policy of the Company or of any other Group Company of which they were directors at any time prior to Completion for a period of six years after Completion.

5.10 The Resigning Directors may enforce the terms of clauses 5.9(c) and (d) under the Contracts (Rights of Third Parties) Act 1999.

5.11(a) Subject to Clause 5.11(b), the Vendor shall use reasonable endeavours from the date hereof until Completion to obtain the licences, permits, consents and approvals necessary for it to provide from Completion the Vendor Services (as defined in the Transitional Services Agreement).

(b) If the Vendor is required from the date hereof until Completion to pay a fee or to incur any other cost or expense in relation to obtaining a licence, permit, consent or approval necessary to provide the Vendor Services to the Group which is incremental to that which would have been borne by the Vendor in providing the same or similar services to other members of the Retained Group, having used all reasonable endeavours to avoid incurring any such fee, cost or expense, the Vendor shall notify as soon as reasonably practicable the Company and, if the Purchaser wishes the relevant Vendor Service to be provided in accordance with the Transitional Services Agreement, the Purchaser shall pay such fee, cost or expense.

5.12 As soon as practicable after Completion, the Vendor shall deliver (or cause to be delivered) to the Purchaser (or as it may direct) the certificates of incorporation, common seal, share register and share certificate book (with any unissued share certificates) and all minute books and other statutory registers (which shall be written-up to but not including Completion) of the Company and of each other Group Company.

5.13 The Vendor shall use reasonable endeavours from the date hereof to obtain at the expense of the Purchaser such consent as may be necessary to novate, assign or transfer to the Purchaser, or relevant member of the Group, with effect from Completion that part of the Fuel Agreement that Southern Water Services Limited received the benefit, and had the burden of, prior to the date hereof (Company Fuel Service).

5.14    Subject to clause 5.16(c), from Completion the Purchaser shall:

(a) procure that the relevant Group Company performs all the Vendor's obligations from the date of Completion in respect of the Company Fuel Service in accordance with the terms of the Fuel Agreement; and

(b) indemnify, and keep indemnified, the Vendor against each loss, liability and costs which the Vendor incurs as a result of the relevant Group Company's performance of or default under the Vendor's obligations under the Company Fuel Service from the date of Completion (as referred to in clause 5.14(a)) to the extent that the loss, liability or cost is attributable to the relevant Group Company's act or omission from the date of Completion (including, without limitation, each loss, liability and cost incurred as a result of defending or setting a claim alleging such liability).

5.15 The Vendor shall indemnify, and keep indemnified, the Purchaser (for itself and on behalf of each relevant Group Company) against each loss, liability and cost which the Purchaser, or relevant Group Company, incurs as a result of the Vendor's performance of its obligations under the Fuel Agreement to the extent that the loss, liability or cost is attributable to the Vendor's act or omission whether before or after Completion (including, without limitation, each loss, liability and cost incurred as a result of defending or settling a claim alleging such a liability).

5.16 To the extent that the consent referred to in clause 5.13 has not been obtained prior to Completion:

(a) the Vendor shall continue to use reasonable endeavours to obtain such consent at the expense of the Purchaser;

(b) the Vendor shall declare itself trustee for the Purchaser, or relevant Group Company, in respect of the Company Fuel Service and the Vendor shall act under the direction of the Purchaser and as its agent in all matters relating to the Company Fuel Service; and

(c) the Vendor shall, at the Purchaser's sole cost, do each act and thing reasonably requested of it by the Purchaser to enable performance of the Company Fuel Service and to provide for the Purchaser, or relevant Group Company, the benefits of the Company Fuel Service (including, without limitation, enforcement of a right of the Vendor against the other party to the Fuel Agreement arising out of its termination by the other party or otherwise); and

(d) the Purchaser shall provide, or procure the provision of, any information or guarantees as are required in order to obtain such consent, unless the Purchaser notifies the Vendor in writing that it is released and discharged from its obligations under clauses 15.13 to 15.16.

5.17 The Purchaser shall, from the date of Completion, procure that the Group Companies perform any and all of their obligations under the Fuel Agreement to the extent that the novation, assignment or transfer of the Fuel Agreement has not been completed.

5.18 No effect shall be given to clause 5.16, if there is a material risk that the Fuel Agreement would be treated as repudiated by the third party, or if the Vendor would be in breach of its obligations to any third party under the Fuel Agreement. If any necessary consent is not obtained within 6 months after Completion or is refused and the procedure set out in clause 5.16 does not enable the full benefit of Company Fuel Service to be enjoyed by the Purchaser, or the relevant Group Company after Completion, the parties shall, at the Purchaser's sole cost, use reasonable endeavours to achieve an alternative solution pursuant to which the Purchaser, or the relevant Group Company, shall both receive the full benefits of the Company Fuel Service and assume the associated obligations.

5.19 The Vendor shall use reasonable endeavours from the date hereof until Completion to assist the Purchaser, at the expense of the Purchaser, and as the Purchaser reasonably requires in procuring that any agreement to which the Purchaser or any Group Company is a party which allows for a third party to terminate such agreement on a change of the control of the Group Company is not terminated on the sale of the Shares.

NET DEBT STATEMENT

6.1 The Vendor and the Purchaser shall use all reasonable endeavours to procure that a Net Debt Statement is prepared in accordance with the provisions of this clause 6. The Net Debt Statement shall be prepared on the basis of the accounting policies and procedures set out in Schedule 8.

6.2 The Vendor shall at its cost arrange for a draft Net Debt Statement (the Draft Net Debt Statement) to be prepared by the Vendor in consultation with the Vendor's Accountants and delivered to the Purchaser together with such supporting information as may reasonably be required by the Purchaser (with a copy to the Purchaser's Accountants) within 20 Business Days of Completion. The Vendor shall instruct the Vendor's Accountants to report that in their opinion the Draft Net Debt Statement has been drawn up in accordance with Schedule 8 of this Agreement.

6.3 The Purchaser shall notify the Vendor within 20 Business Days of receipt of the Draft Net Debt Statement whether or not it accepts it for the purposes of this Agreement.

6.4   If the Purchaser notifies the Vendor within the period specified in clause
6.3 that it does not accept the Draft Net Debt Statement:

(a) it shall set out in such notice its reasons for such non-acceptance (together with such supporting information as may be reasonably necessary to support the reasons stated) and specify the adjustments which, in its opinion, should be made to the Draft Net Debt Statement in order to comply with the requirements of this Agreement; and

(b) the parties shall (in conjunction with the Purchaser's Accountants and the Vendor's Accountants) meet and discuss the objections of the Vendor and use all reasonable endeavours to reach agreement upon the adjustments (if any) required to be made to the Draft Net Debt Statement within 20 Business Days following receipt of the notice referred to in clause 6.3.

6.5 If the Purchaser is satisfied with the Draft Net Debt Statement (either as originally submitted or after adjustments agreed between the Purchaser and the Vendor) or if the Purchaser fails to notify the Vendor of its non-acceptance of the Draft Net Debt Statement within the 20 Business Day period referred to in clause 6.3, then the Draft Net Debt Statement (incorporating any agreed adjustments) shall constitute the Net Debt Statement for the purposes of this Agreement.

6.6 If the Purchaser and the Vendor do not reach agreement within 20 Business Days of the Purchaser's notice of non-acceptance under clause 6.4, then the matters in dispute shall be referred, on the application of either party, for determination by an independent firm of internationally recognised chartered accountants (the Accounting Expert) to be agreed upon by the Vendor and the Purchaser or, failing agreement within 20 Business Days, to be selected by the President for the time being of the Institute of Chartered Accountants in England and Wales.

6.7 The following terms of reference shall apply for the appointment of the Accounting Expert:

(a) the Purchaser or the Purchaser's Accountants and the Vendor or the Vendor's Accountants shall each promptly (and in any event within 20 Business Days) of a relevant appointment submit a written statement on the matters in dispute (together with the relevant documents) to the Accounting Expert for determination;

(b) at the same time as the Purchaser (or the Purchaser's Accountants) and the Vendor (or the Vendor's Accountants) submit their respective written statements on the matters in dispute to the Accounting Expert for determination, each shall deliver to the other a copy of their submissions (with all relevant supporting documents);

(c) following delivery of their respective submissions, the Purchaser and the Vendor shall have the opportunity to comment once only (provided that nothing in this paragraph (c) shall prevent the parties from responding to any requests from the Accounting Expert under clause 6.8) on the other party's submissions by written comment delivered to the Accounting Expert not later than 20 Business Days (the Last Comments Date) after the written statement was first submitted to the Accounting Expert and copied to the other party pursuant to clause 6.7(b);

(d) in giving its determination (which shall be in writing), the Accounting Expert shall state what adjustments (if any) are necessary to the Draft Net Debt Statement in respect of the matters in dispute in order to comply with the requirements of this Agreement;

(e) the Accounting Expert shall act as an expert (and not as an arbitrator) in making any such determination which shall be final and binding on the parties in the absence of manifest error (when the relevant part of their determination shall be void and the matter shall be resubmitted to the Accounting Expert by either party for determination as soon as reasonably practicable);

(f) the charges and expenses of any such determination by the Accounting Expert shall be borne between the Vendor and the Purchaser equally;


(g) the Accounting Expert shall be engaged jointly by the parties on the terms set out in this clause 6 and otherwise on such terms as shall be agreed; provided that neither party shall unreasonably (having regard, inter alia, to the provisions of this clause 6) refuse its agreement to terms proposed by the Accounting Expert or by the other party. If the terms of engagement of the Accounting Expert have not been settled within 45 days of their identity having been determined (or such longer period as the parties may agree) then, unless one party is unreasonably refusing to its agreement to those terms, that expert shall be deemed never to have become the Accounting Expert and a new Accounting Expert shall be selected in accordance with the provisions of this Agreement.

6.8 The Accounting Expert shall be instructed to reach its determination within 20 Business Days of the Last Comments Date or as soon thereafter as is reasonably possible: The Purchaser and the Vendor shall promptly give the Accounting Expert such co-operation and information as the Accounting Expert may reasonably request for the purposes of reaching its determination.

6.9 If the Vendor and the Purchaser reach (or pursuant to clause 6.5 are deemed to reach) agreement on the Draft Net Debt Statement or the Draft Net Debt Statement is finally determined at any stage in the procedures set out in this clause 6:

(a) the Draft Net Debt Statement as so agreed or determined shall be the Net Debt Statement for the purposes of this Agreement and shall be final and binding on the parties; and

(b)   the Net Financial Debt Amount shall be as set out in the Net Debt
      Statement.

6.10 The Purchaser shall use all reasonable endeavours to ensure that, in the period following delivery of the Draft Net Debt Statement to the Vendor and until the Net Debt Statement is agreed or determined in accordance with this clause 6, the Vendor's Accountants are provided with such access to the employees, accounts, working papers and other financial information of the relevant Group Company as is reasonably necessary for the purposes of this clause 6. Each party shall similarly use all reasonable endeavours during the same period to ensure that the Purchaser's Accountants and the Vendor's Accountants each have such access to all employees, relevant working and other papers of the other as is reasonably necessary for the purposes of this clause 6.

6.11 Except to the extent that the parties agree otherwise, the Accounting Expert shall determine its own procedure but:

(a) apart from procedural matters and as otherwise set out in this Agreement shall determine only:

            (i) whether any of the arguments for an alteration to the Draft Net Debt Statement put forward in the Vendor's notice of non-acceptance under clause 6.4 is correct in whole or in part; and

            (ii) if so, what alterations should be made to the Draft Net Debt Statement in order to correct the relevant inaccuracy in it; and

(b) for the avoidance of doubt, the Accounting Expert shall not be entitled to determine the scope of its own jurisdiction.

6.12 The parties shall co-operate with the Accounting Expert and comply with its reasonable requests made in connection with the carrying out of its duties under this Agreement.

6.13 Subject to clause 6.14, nothing in this clause 6 shall entitle a party or the Accounting Expert access to any information or document which is protected by legal professional privilege or which has been prepared by the other party or its accountants and other professional advisers with a view to assessing the merits of any claim or argument.

6.14 A party shall not be entitled by reason of clause 6.13 to refuse to supply such part or parts of documents as contain only the facts on which the relevant claim or argument is based.

6.15 Each party and the Accounting Expert shall, and shall procure that its accountants and other advisers shall, keep all information and documents provided to them pursuant to this clause 6 confidential and shall not use the same for any purpose, except for disclosure or use in connection with the preparation of the Net Debt Statement, the proceedings of the Accounting Expert or another matter arising out of this Agreement or in defending any claim or argument or alleged claim or argument relating to this Agreement or its subject matter.

PURCHASE PRICE AND INTRA GROUP DEBT ADJUSTMENTS

7.1 If the Net Financial Debt Amount as at the Completion Date, as determined in accordance with clause 6, is:

(a) less than the Estimated Net Financial Debt Amount, then the Purchaser shall pay to the Vendor an amount equal to the difference; or

(b) more than the Estimated Net Financial Debt Amount, then the Vendor shall pay to the Purchaser an amount equal to the difference.

7.2 If the value of the Intra Group Debt as at the Completion Date (as computed for the purposes of determining the Net Financial Debt Amount as at the Completion Date in accordance with clause 6) is:

(a) less than the Estimated Intra Group Debt, then the Vendor shall pay to the Purchaser an amount equal to the difference; or

(b) more than the Estimated Intra Group Debt, then the Purchaser shall pay to the Vendor an amount equal to the difference.

7.3 Any payment due under clause 7.1 or 7.2 shall be made in cash in pounds sterling within 5 Business Days of the agreement or determination of the Net Debt Statement in accordance with clause 6, in the case of payment by the Purchaser under clause 7.1 or under clause 7.2 to the Vendor's Account and, in the case of payment by the Vendor under clause 7.1 or clause 7.2, to the Purchaser's Account, together with an amount equal to interest on the amount of such payment at the Agreed Rate (accrued daily) for the period from the Completion Date to the date of payment. Any payment under this clause shall constitute an adjustment to the price payable by the Purchaser for the Shares, save insofar as it is made under clause 7.2 in which case it shall constitute an adjustment to the price payable by the Purchaser for the Intra Group Debt.

7.4 After all payments have been made under clauses 5.6(b) and (c), 7.1 and 7.2, the Vendor shall procure that all amounts accrued or due in respect of the period to Completion from any Group Company to any member of the Retained Group (excluding any Intra Group Trading Debt but including management fees) shall be waived save to the extent taken into account in the Net Debt Statement and shall procure that no sums will remain owing at Completion from the Retained Group to any Group Company (other than in respect of Intra Group Trading Debt).

7.5 In the event that the Relevant Interest Rate at the close of business on the Completion Date exceeds 5.41 per cent. by more than 20 basis points., the Vendor shall pay to the Purchaser an amount equal to (Pounds)1.6 million in respect of each basis point of such excess over 20 basis points (and a pro rata amount for each part basis point of such excess) and any such payment shall be and shall be deemed to be a reduction in the purchase price for the Shares. Such payment shall be made within 5 Business Days of Completion.

7.6 In the event that the Relevant Interest Rate at the close of business on the Completion Date is less than 5.41 per cent. by more than 20 basis points., the Purchaser shall pay to the Vendor an amount equal to (Pounds)l.6 million in respect of each basis point of such shortfall over 20 basis points (and a pro rata amount for each part basis point of such shortfall) and any such payment shall be and shall be deemed to be an increase in the purchase price for the Shares. Such payment shall be made within 5 Business Days of Completion.

7.7 Any amounts due and payable from one party to the other under clauses 7.1, 7.2, 7.5 and 7.6 shall be set-off on a pound for pound basis against any amounts due and payable to that first party from the other party under such clauses.

7.8 As set out in Schedule 8, the Net Debt Statement shall include an amount being a calculation of the estimate of the anticipated reasonable external costs and expenses of redemption of the SWSF Bonds (including Spens formula payments and accrued interest up to, but not in respect of any time after, the Completion Date but (i) excluding the principal amount of the SWSF Bonds, (ii) excluding VAT in respect of such costs and expenses, but only to the extent that such VAT is considered to be recoverable and (iii) to the extent that such costs or expenses are considered to be deductible for corporation tax purposes, net of corporation tax that has been or will be saved in respect of such costs and expenses) (Anticipated Bond Redemption Costs) provided that:

(a) to the extent that VAT on such costs and expenses which was considered to be recoverable but is not recoverable or that such costs and expenses which were considered to be deductible but are not deductible for corporation tax purposes, in either case within three years after the date of redemption of the SWSF Bonds, the Purchaser shall be entitled to claim from the Vendor an amount equal to the amount of such irrecoverable VAT or to the amount of corporation tax that would not have arisen had such costs and expenses been deductible for corporation tax purposes (as the case may be); and

(b) to the extent that VAT on such costs and expenses which was considered to be irrecoverable but is recoverable or that such costs and expenses which were considered to be not deductible but are deductible for corporation tax purposes, in either case within three years after the date of redemption of the SWSF Bonds, the Vendor shall be entitled to claim from the Purchaser an amount equal to the amount of such recoverable VAT or to the amount of corporation tax saved as a result of such costs and expenses being deductible for corporation tax purposes (as the case may be), but provided further that the Purchaser shall (and shall procure that each relevant member of the Purchaser's Group shall) use all reasonable endeavours after Completion to recover such VAT and to procure that such costs and expenses are deductible for corporation tax purposes within 3 years after the date of redemption of the SWSF Bonds.

Subject to the SWSF Bonds being redeemed prior to the first anniversary of the Completion Date, to the extent that the reasonable actual costs and expenses of redemption (including Spens formula payments and accrued interest up to, but not in respect of any time after, the Completion Date) of the SWSF Bonds are more or less than the Anticipated Bond Redemption Costs net of VAT and any corporation tax saving then the Vendor shall pay to the Purchaser (in the case of such costs being more than such estimate) or the Purchaser shall pay to the Vendor (in the case of such costs being less than such estimate) an amount equal to the difference between the actual costs and expenses of redemption and the Anticipated Bond Redemption Costs net of VAT and any corporation tax saving. If the SWSF Bonds are not redeemed prior to the first anniversary of the Completion Date, the Purchaser shall pay to the Vendor an amount equal to the Anticipated Bond Redemption Costs net of VAT and any corporation tax saving. Such payments shall be made in cash in pounds sterling within 5 Business Days of notification of such actual costs by the Purchaser to the Vendor (such notification to be made as soon as reasonably possible after redemption of the SWSF Bonds) (or, in the event that the SWSF Bonds are not redeemed prior to the first anniversary of the Completion Date, on the first anniversary of the Completion Date, as relevant) to either the Purchaser's Account or the Vendor's Account as the case may be.

VENDOR WARRANTIES

8.1 The Vendor warrants to the Purchaser in the terms of the Vendor Warranties and acknowledges that the Purchaser is entering into this Agreement in reliance upon each of the Vendor Warranties which will be given as at the date of this Agreement and (in the case of the Repeated Warranties) as at Completion and for which purposes where there is any express or implied reference in a warranty (including in a definition used in a warranty) to the date of this Agreement, that reference is to be construed as a reference to both the date of this Agreement and to the Completion Date (and, in respect of any Repeated Warranty qualified by awareness, such warranty shall be deemed to be given by reference to the Vendor's awareness (as defined in Schedule 1) at Completion regardless of whether or not any further enquiry is actually made before Completion, it being acknowledged that the Vendor is not under an obligation to make such enquiry) and subject to:

(a) any matter fairly disclosed in the Disclosure Letter (including the attachments listed in the schedule thereto);

(b)   the limitations and qualifications set out in clause 9;

(c) those matters of which the Purchaser is deemed to have full knowledge pursuant to clause 8.4; and

(d)   any matters disclosed in the Purchaser Due Diligence Reports.

8.2 The Purchaser shall have no right to claim under the Warranties in relation to circumstances arising from actions by or on the part of any member of the Retained Group or any Group Company after the date of this Agreement to the extent such actions are expressly permitted or expressly required under clauses 4.1 or 4.2.

8.3 Any matter fairly disclosed in the Disclosure Letter (including the attachments listed in the schedule thereto) is, subject to the fair disclosure requirement, to be treated as a disclosure in respect of each and every Vendor Warranty and not solely in respect of any particular Vendor Warranty.


8.4 Without prejudice to the generality of clause 8.1, the Purchaser shall be deemed to have full knowledge of:

(a) all matters fairly disclosed in correspondence, replies to enquiries, documents and other information in each case listed in Schedule 3 to the Disclosure Letter;

(b) any information which would be fairly disclosed upon an inspection (whether or not made) of the microfiche files which may be inspected by the public maintained by the Registrar of Companies in England and Wales in respect of any of the Subsidiaries as at the date two Business Days prior to signing of this Agreement;

(c) any information which would be fairly disclosed upon an inspection or search (whether or not made) conducted using the name of any of the Subsidiaries or any of the Group IPR of any register (electronic or otherwise) which may be inspected by the public and maintained by, the UK Trade Marks Registry or the Patent Office, the Data Protection Register or the domain name search facility at "Uwhois.com" as at the second Business Day prior to the date of this Agreement;

(d) any matter fairly disclosed or provided for in this Agreement, the Transitional Services Agreement or the Company Car Leasing Agreement;

(e) any matter which would be fairly disclosed by an inspection (whether or not made) of the minute books and board papers of each of Southern Water plc and Southern Water Services Limited and the minutes and committee papers of the Southern Water Management Team (formerly known as the Chief Executive's Committee) and the Investment Committee of Southern Water Services Limited, in each case as listed in Schedule 4 to the Disclosure Letter provided that in the case of the board papers and committee papers referred to above which are dated prior to January 1998 and after the date of the Vendor's acquisition of the Group, the Vendor agrees that these are only deemed disclosed in respect of the Environmental Warranties and they shall not be deemed disclosed against any other Vendor Warranty;

(f) any document or information published by OFWAT or the OFT on their respective websites and which would be available on the relevant website two Business Days prior to the date of this Agreement.

8.5 The Vendor shall prior to Completion promptly disclose in writing to the Purchaser any matter or thing which becomes actually known to the Vendor after the date hereof and before Completion which is inconsistent with any of the Vendor Warranties or which is a breach of clause 4.

8.6 The Vendor undertakes to and for the benefit of the Purchaser that it shall not (and shall procure that no member of the Retained Group shall) make or pursue any claim or action howsoever arising against the Company, any of the Subsidiaries or any of their directors or the Employees in respect of any loss or liability which the Vendor or any member of the Retained Group may incur pursuant to this Agreement (or any other document referred to herein) or otherwise in connection with the sale of the Shares to the Purchaser or the preparation of the Disclosure Letter. This clause 8.6 shall not prevent the Vendor or any member of the Retained Group making or pursuing any claim or action in relation to fraud or dishonesty.

8.7 The Vendor agrees to indemnify the Purchaser and each member of the Purchaser's Group in terms set out in paragraph 24 of Schedule 5 (Pensions Indemnity) and Schedule 9 [***].

8.8   If on or prior to Completion:

(a) as a result of a matter outside the Vendor's reasonable control, a fact or circumstance has arisen between the date of this Agreement and Completion which would cause a Termination Repeated Warranty to be untrue when repeated as at Completion in accordance with clause 8.1; and

(b) the liability of the Vendor with respect to a Claim or Claims in respect of such fact or circumstance would exceed [***] (disregarding for this purpose the limitations set out in clause 9 other than those contained in clauses 9.5 and 9.6) in aggregate (a Vendor Termination Event),

(but not otherwise) the Vendor may by written notice to the Purchaser give notice of its intention to terminate this Agreement (a Vendor Termination Notice).

8.9 In the event that the Vendor serves a Vendor Termination Notice under clause 8.8 and the Purchaser serves notice (a Dispute Notice) on the Vendor within 5 Business Days of the service of the Vendor Termination Notice stating that the Purchaser disputes the fact that a Vendor Termination Event has occurred, the parties shall within 2 Business Days refer the matter to the Expert with instructions to the Expert (acting as expert and not arbitrator) to determine whether the Vendor

Termination Event has occurred and to deliver notice of such to the Vendor and the Purchaser within 3 Business Days of the matter being referred to him. Such determination of the Expert shall be final and binding (save in the event of manifest error) as to whether the Vendor has served a valid Vendor Termination Notice but, for the avoidance of doubt, shall be without prejudice to the determination by a Court as to the liability for and the quantum of any Claim. The Purchaser and the Vendor shall promptly give the Expert such cooperation and information as the Expert may reasonably request for the purposes of reaching his determination. In the event that the Expert determines that no Vendor Termination Event has occurred and, accordingly, that the Vendor Termination Notice is not valid, the Vendor Termination Notice shall lapse forthwith and clause 5.1(c)(i) shall apply. In the event that the Expert determines that a Vendor Termination Event has occurred and accordingly that the Vendor Termination Notice is valid, the provisions of clause 5.1 (d) shall apply.

8.10 For the purposes of clause 8.9, the parties shall endeavour to agree within 10 Business Days of the date of this Agreement upon the appointment of a Queen's Counsel, mutually acceptable to each of them, to act as an expert for the purposes of determining the matters referred to in clause 8.9. Failing agreement as to such appointment within 10 Business Days of the date of this Agreement, at any time thereafter either party may refer such appointment to the Chairman for the time being of Bar Council who shall be requested to appoint a Queen's Counsel, with appropriate experience, within 5 Business Days of such reference. Such Queen's Counsel so appointed by agreement of the parties or by the Chairman of the Bar Council shall be the "Expert" for the purposes of clause 8.9. The costs of any determination by the Expert shall be borne by the parties equally unless the Expert determines otherwise.

8.11 In the event that the Vendor serves a Vendor Termination Notice and the Purchaser does not serve a Dispute Notice in accordance with clause 8.9 within the time specified therein (and unless clause 8.12 applies), the Vendor Termination Notice shall be conclusively deemed to be valid and the provisions of clause 5.1(d) shall apply.

8.12 If a Vendor Termination Notice is served in circumstances where it would not be possible for the Dispute Notice procedure set out in clause 8.9 to be completed before the Initial Termination Date (or the Final Termination Date if the Vendor has made an election under clause 5.1 (b)) and Completion does not take place as a result notwithstanding any provision to the contrary in clause 28, the Purchaser shall be entitled to bring a claim after termination against the Vendor for breach of clause 8.8 of this Agreement if the Purchaser disputes the validity of such Vendor Termination Notice by written notice to the Vendor within one month after the termination of this Agreement. The Vendor shall only be liable for damages if a court determines that its Vendor Termination Notice was not valid and Completion did not take place as a result. The Purchaser's liability with respect to any such claim shall not exceed

8.13 For the avoidance of doubt, notwithstanding the Vendor's termination right under clause 8.8, Completion shall not prevent the Purchaser from bringing any Claim against the Vendor in accordance with, and subject to, the terms of this Agreement.

8.14 Subject to the terms of this clause 8, the Vendor may serve more than one Vendor Termination Notice.

LIMITATIONS ON CLAIMS

9.1 The provisions of this clause 9 shall operate to limit or reduce the liability of the Vendor in respect of Claims.

9.2 The Vendor shall not be liable for any Claim unless it shall have received from the Purchaser written notice containing details of the Claim, including (where applicable) the Purchaser's estimate of the amount thereof:

(a) in the case of a Claim in respect of any of the Environmental Warranties or the Property Warranties, on or before the date which is five years from the date of Completion;

(b) in the case of a Claim in respect of any of the Tax Warranties or pursuant to the Tax Covenant, on or before the date which is seven years from the date of Completion; and

(c) in the case of any other Claim, on or before the date which is two years from the date of Completion.

9.3 Any Claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been withdrawn unless legal proceedings in respect of it have been commenced by both being issued and served:

(a) within nine months of notification to the Vendor pursuant to clause 9.2, provided that in the event that any claim is made (i) against a third party under clause 9.10, then such period shall be extended to expire at the end of 30 days following final judgment or settlement of such claim) or (ii) with respect to a Claim or Claims relating to one or more Construction Contracts in circumstances where clause 9.34 applies, then such period shall be extended to expire at the end of 90 days from determination of the aggregate outturn spend on all Construction Contracts under the Capital Programme; or

(b) in the case of a Claim which is contingent only or otherwise not capable of being quantified, within twelve months of that Claim ceasing to be contingent or becoming capable of being quantified and in any event within 12 months of the last date for notification to the Vendor pursuant to clause 9.2.

9.4 The Vendor shall be entitled to require the Purchaser or any Group Company at the expense of the Vendor to take all such steps or proceedings as the Vendor acting reasonably may consider necessary in order to mitigate any Claim for which the Vendor (subject to the limitations contained in this clause 9) accepts liability (but not necessarily quantum) and the Purchaser shall procure that any Group Company shall act in accordance with any such reasonable requirements, subject to the Purchaser and/or any Group Company being fully indemnified on demand to its/their reasonable satisfaction by the Vendor in respect of all costs and expenses or other liabilities incurred (excluding, for the avoidance of doubt, the Claim itself) in taking such action (provided that, to the extent the Purchaser knows that it will incur any of the same and any consultation shall be reasonably practicable, it shall consult with the Vendor in advance and have regard to the Vendor's reasonable views and provided that the Purchaser shall be released from any obligation to take any steps, proceedings or effect any mitigation under this clause 9.4 or otherwise in so far as the Vendor indicates to the Purchaser on a timely basis that it should not take any such steps or proceedings or effect any mitigation). Without prejudice to the Purchaser's common law duty of mitigation neither the Purchaser nor any Group Company shall be required by virtue of this clause 9.4 to take any action which could reasonably be expected materially to damage its goodwill or relationships with any Regulatory Authority.

For the purpose of enabling the Vendor to remedy a breach or to mitigate or otherwise determine the amount of any Claim or to decide what steps or proceedings should be taken in order to mitigate any Claim, the Purchaser shall:

(a) (whether before or after Completion) give notice to the Vendor promptly and in any event within no more than 15 Business Days of the Purchaser or (after Completion) the directors of Southern Water Services Limited or the Company or any executive or investment committee thereof (or any substitute thereof) becoming actually aware of any breach or circumstances giving or likely to give rise to a breach of any of the Vendor Warranties or other term of this Agreement;

(b) after Completion, make or procure to be made available to the Vendor or its duly authorised representatives all relevant books of account, records and correspondence of the relevant Group Company and permit the Vendor to ascertain or extract any relevant information therefrom subject to the Vendor and all those acting for it undertaking to treat all relevant information in strict confidence; provided that nothing in this clause 9.4(b) shall oblige the Purchaser to make available to the Vendor or its duly authorised representatives any information or document which is protected by legal privilege or which has been prepared by the Purchaser or its accountants and other professional advisers with a view to assessing the merits of any claim or dispute against the Vendor.

9.5(a)  Save in respect of any Claim arising under clauses 4.1(a), (c), (d),
        (e), (f), (g) and (i) and clause 4.2 (other than clause 4.2(o)), the Vendor shall have no liability in respect of any Claim unless the liability of the Vendor as finally determined in respect of such Claim exceeds [***] in which case the Vendor shall only be liable for the excess.

(b) For the avoidance of doubt, amounts for which the Vendor has no liability, or by which the Vendor's liability is reduced, as a consequence of the operation of this clause 9 shall not be capable of constituting a Claim or increasing the amount thereof for the purpose of this clause 9.5 PROVIDED THAT (other than in relation to Claims under Environmental Warranties, in respect of which clause 9.5(c) below shall apply) the Vendor agrees and acknowledges that the value of any Claims arising from or as a result of the same or related matters or circumstances, or related losses, or, to the extent that they can properly be regarded as a class or series of breaches of a particular warranty, similar matters or circumstances attributable to a common cause, may be aggregated and treated as a single Claim for the purposes of this clause 9.5.

(c) For the purposes of calculating whether the financial thresholds in clause 9.5(a) or 9.6 have been reached in relation to a Claim under the Environmental Warranties, in the event that there are a series of breaches of a particular statement comprised within the Environmental Warranties each breach of which individually concerns both the same subject matter and the same location, then the Vendor agrees that in such event but only in such event the losses resulting from such breaches may be aggregated. For the avoidance of doubt: (i) only breaches which individually amount to a Material Environmental Effect may be aggregated under the provisions of this clause 9.5(c); and (ii) this clause 9.5(c) shall not exclude the aggregation of a series of losses resulting from a single breach or a series of breaches of a particular statement comprised within the Environmental Warranties provided that where there are a series of such breaches each breach in that series concerns both the same subject matter and the same location.

9.6     Save in respect of any Claim arising under clauses 4.1(a), (c), (d),
(e), (f), (g) and (i) and clause 4.2 (other than clause 4.2(o)), no liability shall attach to the Vendor in respect of any Claim unless the aggregate amount of the liability of the Vendor to the Purchaser in respect of all Claims shall exceed [***] in which event the Vendor shall be liable (subject always to the other provisions of this clause 9) only for the excess over [***] For the avoidance of any doubt, save as provided in clause 9.5(c) above in relation to the Environmental Warranties, amounts for which the Vendor has no liability, or by which the Vendor's liability is reduced, as a consequence of the operation of this clause 9 shall not be capable of being aggregated as a Claim or part thereof with other Claims for the purposes of this clause 9.6.

9.7 (a) Save as provided in clause 9.7(b) and (c), the total aggregate liability of the Vendor in respect of all Claims and all other claims under or in connection with this Agreement or any Transaction Document shall not exceed [***]

(b) Clause 9.7 (a) shall not apply in respect of any Claims pursuant to paragraph 2.1 (a)(v) or 2.7 of the Tax Covenant.

(c) Save to the extent recovered under clause [***] 9.7(b), any Claims under clause 11.8 shall be limited to the amount equal to less the Third Party Debt Amount. The amount referred to in clause 9.7(a) shall be decreased by the aggregate amount of any claims paid under clause 11.8.

9.8 The Vendor shall not be liable for any Claim in respect of any matter to the extent that:

(a) allowance, provision or reserve has been made for such matter in the Consolidated SW plc Accounts save to the extent superseded by the December 2001 Consolidated SW plc Accounts (in which case the allowance, provision or reserve contained in the December 2001 Consolidated SW plc Accounts shall prevail); or

(b) such Claim arises or, such Claim otherwise having arisen, is increased as a result of any change made after Completion in any accounting or taxation policies or practice of any Group Company, the Purchaser or any other member of the Purchaser's Group save to the extent that any such change is required to bring the accounting or taxation policies or practice of that company into line with generally accepted accounting or taxation practice (as the case may be) as at the Completion Date; or

(c) such matter has been taken into account in the Net Debt Statement or the Purchaser has been compensated in respect of that matter by an adjustment to the price pursuant to clause 7 (Purchase Price Adjustments) and where a matter arises prior to the determination of the Net Debt Statement and may be so taken into account or so compensated, payment of any Claim relating to that matter (or any part thereof which shall not have been so taken into account or so compensated) shall be deferred until after the determination of the Net Debt Statement;

(d) such Claim is attributable to works procured under any Construction Contract prior to the Completion Date but carried out after the Completion Date if and to the extent only that the Purchaser and each relevant Group Company has not taken all reasonable steps after the Completion Date consistent with the way in which the Group's business is operated as at the date of this Agreement and with the RPO Standard to minimise the costs and liabilities to the Group under such Construction Contract in respect of the matter giving rise to the Claim; or

(e) the relevant loss or liability resulting from the matter giving rise to the Claim has been discharged by a payment that has already been made prior to Completion by any Group Company in respect of the subject matter of such Claim.

9.9 In calculating the liability of the Vendor in respect of any Claim, any depletion in the assets of any Group Company or increase in its liabilities by virtue of the subject matter of such Claim shall be reduced by any amount recovered in respect of any debt written off (or 50% of such amount in the case of debts of Coastal Wastewater Consultants Limited) in the SW plc Accounts, the Consolidated SW plc Accounts or any previous accounts of Southern Water plc or the Group (excluding the Company) save to the extent it has been written back in any subsequent accounts of Southern Water plc or the Group (excluding the Company) prior to Completion.

9.10 Where a Group Company or the Purchaser is entitled (whether by reason of insurance or payment discount or otherwise) to recover from some other person any liability, loss or damage the subject of a Claim against the Vendor or for which a Claim could be made (and whether before or after the Vendor has made payment hereunder) (other than a Claim in respect of tax in respect of which paragraph 11 of Schedule 6 shall apply) the Purchaser shall promptly notify the Vendor and provide such information as it may reasonably require relating to such liability, loss or damage and the steps taken or to be taken by the Purchaser or the Group Company in connection with it and, if so required by the Vendor and at the Vendor's cost and expense and on the Vendor providing indemnities satisfactory to the Purchaser (acting reasonably) in respect of all costs and expenses to be incurred, the Purchaser shall, and shall procure that any Group Company shall, before seeking to recover any amount from the Vendor under this Agreement, first but without prejudice to any right to make any Claim against the Vendor and the Vendor's liability in respect of such Claim, take such reasonable steps (whether by way of a claim against its insurers or otherwise) including, but without limitation, proceedings as the Vendor may reasonably require to enforce such recovery provided that (without prejudice to the Purchaser's common law duty to mitigate) neither the Purchaser nor any Group Company shall be required by virtue of this clause 9.10 to take any action which could reasonably be expected materially to damage its goodwill or relationship with any Regulatory Authority and shall keep the Vendor informed of the progress of any action taken and thereafter any Claim against the Vendor shall be limited (in addition to the limitations on the liability of the Vendor referred to in this clause) to the amount by which the loss or damage suffered by the Purchaser or the relevant Group Company as a result of such breach shall exceed the amount so recovered.

9.11 If the Vendor pays to the Purchaser an amount in discharge of a Claim (other than a Claim in respect of tax in respect of which paragraph 11 of Schedule 6 shall apply) and the Purchaser or any Group Company subsequently recovers (whether by payment, discount, credit, relief, allowance by the DGWS with respect to Regulatory Capital Value (provided specifically and identifiably referable to the subject matter of the Claim) or otherwise) from a third party a sum which is referable to the circumstances giving rise to the Claim, the Purchaser shall (or, as appropriate, shall procure that such Group Company shall) forthwith repay to the Vendor:

(a) an amount equal to the sum recovered from the third party (or, in respect of any allowance by the DGWS with respect to Regulatory Capital Value, the sum equal to the discounted cash flow value of such allowance as initially determined by the auditors or, if such initial determination is disputed by the Vendor, by an independent firm of accountants experienced in the UK water industry) less any reasonable out-of-pocket costs and expenses incurred by the Purchaser or the Group Company in recovering the same and not otherwise indemnified or paid by the Vendor (provided that any amount retained by the Purchaser against any indemnification obligations shall to the same extent discharge such indemnification obligations); or

(b) if the figure resulting under paragraph (a) above is greater than the amount paid by the Vendor to the Purchaser or the Group Company in respect of such Claim, such lesser amount as shall have been so paid by the Vendor;

so as to leave the Purchaser (taking into account the amounts received from the third party and from the Vendor and those payable to the Vendor under this clause) in no better or worse position than it would have been in (subject always to the other provisions of clause 9.11) had the Claim not arisen.

9.12 If any Claim shall arise by reason of some liability which at the time that the Claim is notified to the Vendor is contingent only, the Vendor shall not be under any obligation to make any payment to the Purchaser thereunder until such time as such contingent liability ceases to be so contingent save as otherwise expressly provided in clause 9.32(b).

9.13 The Vendor shall not be liable in respect of any Claim to the extent that the Vendor can demonstrate that the amount of such Claim would have been recovered from insurers had the Purchaser procured and maintained policies of insurance for the benefit of Group Companies the benefits of which were no less favourable than those existing at the date hereof.

9.14 Upon any Claim being made, the Purchaser shall, and shall co-operate to procure that each Group Company shall, make available to accountants and others appointed by the Vendor upon reasonable notice during normal business hours such relevant records and information as the Vendor reasonably requests in connection with such Claim (including the position under the provisions contained in clause 9.8) and the Purchaser shall, and shall co-operate to procure that each Group Company shall, use all reasonable endeavours to procure that the auditors (both past and then current) of the Group make available to the Vendor and to accountants and others appointed by the Vendor their audit working papers in respect of audit of any Group Company's accounts for any relevant accounting period in connection with the Claim subject to the Vendor agreeing to procure that any such information be kept confidential and that such information will not be used other than for the purposes of this clause 9.

9.15 The Vendor shall not be liable in respect of any Claim to the extent that such Claim would not have arisen but for a voluntary act, omission or transaction carried out after the date hereof by the Purchaser or its directors, employees or agents or, after Completion, by a Group Company or its directors, employees or agents which the Purchaser or Group Company (as the case may be) knew or ought reasonably to have known would give rise to a Claim otherwise than any act, omission or transaction in the ordinary and usual course of business or required by law or regulation and other than any act, omission or transaction which arises as a result of any breach of Warranty or undertaking by the Vendor under this Agreement (provided that such act, omission or transaction is not inconsistent with the Purchaser's common law duty to mitigate).

9.16 The Vendor shall not be liable in respect of any Claim to the extent that such Claim is attributable to, or such Claim otherwise having arisen, is increased as a result of any legislation not in force or binding at the date hereof or to any change of law (or the interpretation thereof) or administrative practice (including but not limited to extra-statutory concessions of the Inland Revenue) which takes effect retroactively.

9.17 Subject to clause 16, the Vendor Warranties and the Tax Covenant shall be actionable only by the Purchaser and no other party shall be entitled to make any claim or take any action whatsoever against the Vendor under or arising out of or in connection with the Vendor Warranties and the Tax Covenant.

9.18 A breach of this Agreement which is capable of remedy shall not entitle the Purchaser to compensation unless the Vendor is given written notice (the Purchaser's Remedy Notice) of such breach and, if the Vendor elects by written notice to the Purchaser (the Vendor Remedy Notice) to step in and remedy the circumstances which gave rise to the Claim, within 30 Business Days after the date on which the Purchaser's Remedy Notice is served on the Vendor:

(a) the Vendor has not remedied such breach to the reasonable satisfaction of the Purchaser; or

(b) the parties have not agreed a remediation plan which is in the course of being implemented to the reasonable satisfaction of the Purchaser. The parties shall co-operate in good faith and use their reasonable endeavours to agree a reasonable remediation plan as soon as reasonably practicable and in any event within 15 Business Days after the Vendor Remedy Notice. The Vendor shall pay to the Purchaser all reasonable out of pocket costs and expenses suffered by the Purchaser and/or any Group Company in agreeing, and all reasonable costs and expenses (including out of pocket expenses) suffered by the Purchaser and/or any Group Company in implementing, any such agreed remediation plan.

To the extent that circumstances which gave rise to the Claim have been remedied at the cost of the Vendor, the related loss shall be disregarded for the purposes of the aggregate amount referred to in clause 9.6 and the aggregation provisions of clause 9.5.

9.19 The Purchaser hereby agrees for itself and on behalf of each Group Company with the Vendor that in respect of any Claim where the Vendor may be liable to the Purchaser under the Vendor Warranties and which may also give rise to a liability under the Tax Covenant the Vendor shall not be obliged to meet any such liability more than once and any recovery by the Purchaser in respect of any such Claim under the Vendor Warranties shall be deemed to be a recovery by all the relevant parties under the Tax Covenant and any recovery by any party under the Tax Covenant shall be deemed to be a recovery by the Purchaser under this Agreement for breach of the Vendor Warranties (as the case may be) in each case to the extent only of the actual recovery made and a recovery by the Purchaser or any Group Company shall be deemed to be a recovery by each of them.

9.20 The Purchaser shall have no right to injunction or specific performance for any breach under clause 4 of this Agreement.

9.21 Subject to clauses 5.1(d) and 8.9, neither the Vendor nor the Purchaser shall be entitled to rescind or terminate this Agreement in any circumstances whatsoever, other than in respect of fraudulent misrepresentation.

9.22 The Purchaser shall not be entitled to recover more than once under this Agreement and the other Transaction Documents in respect of the same loss arising from the same matter or circumstance (whatever the measure of loss).

9.23 Neither the Vendor nor any member of the Retained Group nor any of their respective employees, officers and directors shall be liable for any claim (without prejudice to the Purchaser's right to bring a Claim against the Vendor under this Agreement) whether in contract, tort or otherwise in respect of loss or damage suffered by any Group Company as a result of services rendered prior to Completion to any Group Company by any of the same (including, but not limited to, the Vendor's legal treasury, tax or insurance departments) and save for any claims in respect of fraud or dishonesty.

9.24    Clauses 9.3, 9.4, 9.5, 9.6, 9.8, 9.9, 9.10, 9.11, 9.12, 9.13, 9.14,
9.15, 9.16 and 9.18 shall not apply to any Claim made pursuant to the Tax Covenant (in which circumstances the relevant provisions of Schedule 6 shall apply) and clauses 9.6, 9.8, 9.9, 9.10, 9.11, 9.12, 9.13, 9.14, 9.15 and 9.16
shall not apply to any Claim made in respect of a breach of any of the Tax Warranties (in which circumstances the relevant provisions of Schedule 6 shall apply).

9.25 The only warranties which shall apply in respect of real estate are those contained in paragraphs 7.1(b) (Group's Assets), 7.3 (Fixed Assets), 7.4 (Health & Safety), 13 (Insurance), 15 (Property) and 18 (Environment) of
Schedule 3. For the avoidance of doubt, to the extent that the Material Contracts or the Construction Contracts pertain to real estate the Purchaser shall not be precluded from making a Claim under the warranties contained in paragraphs 8 and 15 of Schedule 3.

9.26 The only warranties which shall apply in respect of Environmental Matters are the Environmental Warranties and those contained in paragraphs 8.9 (Government Grants) and 13 (other than paragraph 13.4(b)) (Insurance) of
Schedule 3.

9.27 The only warranties which shall apply in respect of any Construction Contract are those contained in paragraphs 5 (Accounts), 6 (Position since Accounts Date), 7.4 (Health and Safety), 8.1, 8.3, 8.7, 8.8, 8.10 to 8.12
(Contracts), 8.14 to 8.19 (Construction Contracts), 9.1, 9.3(b) to (d) (Litigation and Regulatory Matters), 12.11 and 12.12 (VAT) and 13 (Insurance) of
Schedule 3.

9.28 The only warranties which will apply in respect of directors and employees are those contained in paragraphs 7.4 (Health and Safety), 11 (Directors and Employees), 12 (Tax), 13 (Insurance), 14 (Pensions), and 17 (Intellectual Property) of Schedule 3.

9.29 The only warranties which shall apply in respect of pensions are those contained in paragraphs 11 (Directors and Employees) and 14 (Pensions) of
Schedule 3.

9.30 Save as otherwise expressly provided, nothing in this clause 9 shall in any way restrict or limit the general obligation at law of the Purchaser to mitigate (including where relevant by seeking any interim determination of Regulatory Capital Value from the DGWS in respect thereof) any loss or damage which it may suffer in consequence of any breach by the Vendor of the terms of this Agreement but so that all costs of mitigation shall, for the avoidance of doubt, be paid by the Vendor to the Purchaser if and to the extent required by law.

9.31 Without prejudice to the provisions of the remainder of this clause 9, the Vendor shall not be liable in respect of any Claim in respect of a breach of any of the Environmental Warranties and the warranties contained in paragraphs
8.9 and 13 of Schedule 3 (excluding the warranty in 13.4(b)) to the extent that a claim relates to any Environmental Matter to the extent that the Claim results from or is increased by any of the following:

(a) the giving or submission of any information to any Competent Authority or third party by the Purchaser or any member of the Purchaser's Group or, after Completion, any Group Company or any of their respective employees, officers, directors, contractors or agents on their behalf (a Relevant Person) of any information other than where it is given or submitted by the Relevant Person:

          (i) in response to or in compliance with a legal requirement or obligation which necessitates disclosure under Environmental Law or Environmental Licences;

          (ii) with the prior consent of the Vendor (such consent not to be unreasonably withheld or delayed);

          (iii) to any Competent Authority or third party after Completion in circumstances where information concerning the same specific circumstance and subject matter was given or submitted to that Competent Authority or third party with respect to the relevant location or property prior to Completion; or

          (iv) in an Emergency provided that the Purchaser or Group Company had used its reasonable endeavours to obtain the Vendor's consent prior to disclosing (such consent not to be unreasonably withheld or delayed) and to the extent that it was reasonable to do so in the circumstances;

(b) the undertaking of any inspections, investigations, audits or sampling in relation to Hazardous Materials at, on or under any Property by a Relevant Person after Completion (except where required under Environmental Law or Environmental Licences or by a Regulatory Authority's demand or in connection with development that is allowed under sub-clause (i) and (ii) of clause 9.31(c) or in the case of an Emergency and provided in each case that the undertaking of such inspections, investigations, audits or sampling was necessary in the circumstances);

(c) the partial or total cessation of operations or the change of use of any Property or the undertaking of any Development (including decommissioning, demolition, removal, alteration or construction of any plant, equipment, building or structure or any part thereof) at any Property by a Relevant Person after Completion excluding:

          (i) any minor changes to the use of any ancillary buildings or equipment, which are necessary or practicable in order to continue operating the same business as at Completion;

        (ii) any development specifically required to be undertaken at a particular Property in compliance with a specific requirement under Environmental Law or an Environmental Licence in force at
             Completion:

     but including any change or development which leads to the requirement to apply for an Environmental Licence. For the avoidance of doubt the Purchaser is not precluded from making any Claim where any change in operations or use or the undertaking of any Development reveals the presence of contamination where a failure to remove, treat or abate such contamination would more than likely result in a requirement being lawfully imposed by a Regulatory Authority properly exercising its powers under Environmental Law or where it is reasonable to expect such a requirement would be imposed were any Regulatory Authority aware of the full facts and circumstances of the contamination. Provided always that such a Claim can only be made (i) if and to the extent that the requirement by a Regulatory Authority aforesaid would, but for the Development in question, have arisen and been recoverable during the relevant warranty period; and (ii) no Claim shall include any sums with respect to any delay or other disruption to the works subject to the Development including (but not limited to) site costs, supervision, contract price variation due to delay or disruption or otherwise;

(d) the carrying out of any works or the failure to carry out any works (including maintenance works) by a Relevant Person at any Property after Completion where the carrying out of such works or the failure to carry out such works is otherwise than in accordance with the standards of a person exercising that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from either a skilled and experienced operator in respect of the conduct and management of a business of the nature of the business of the Group Companies or, where such works relate or would have related to services supplied by a person who is not related to the business of the Group Companies, a skilled and experienced contractor, supplier, specialist or agent as the case may be;

(e) other than with the consent of the Vendor, the sale or disposal of all or any part of the Properties after Completion or any change in control in relation to the Company or any Group Company which owns or occupies all or any part of any Property after Completion, and for the avoidance of doubt where a transfer of Property after Completion or change of control in relation to the Company or Group Company which owns or occupies all or any part of any Property is a transfer to or change of control within the Group or Purchaser's Group (an Intra-Group Transfer; and the term Transferor refers to the transferor of the Property or the person in control prior to the Intra-Group Transfer as the case may be) then where and to the extent only that, the Transferor would have had the Claim but for the Intra-Group Transfer then, to that extent, the Claim shall not be considered to have resulted from or been increased by any transfer of Property after Completion or change of control in relation to the Company or Group Company which owns or occupies all or any part of any Property;

(f) any changes in law, including Environmental Law, after the date of this Agreement;

(g) the failure of a Relevant Person to take all reasonable steps to minimise and mitigate any losses for which a claim may be made in respect of a breach of any of the Environmental Warranties (which for the avoidance of doubt does not require the Purchaser or Group Company to incur material cost or liability);

(h) a Relevant Person (or any person acting on a specific request of the Purchaser or Group Company) provoking a third party to commence proceedings for the sole purpose of satisfying the trigger condition set out in clause 9.32;

(i) any negligent or reckless act or omission of a Relevant Person where the Person knew or ought reasonably to have known that such an act or omission would result in or increase the amount of a Claim;

(j) the costs of carrying out any works resulting from a Claim under the Environmental Warranties being higher than that necessary to satisfy the minimum standards required under Environmental Law provided that the Purchaser may only incur those costs that are reasonable to achieve such standards;

(k) any development or change of use for a use that is more environmentally sensitive than that carried out at Completion; or

(l) any loss of profits, loss of sales, loss of production, business interruption, reduction in value of any asset or shares or any other indirect or consequential loss or damage and incurred or suffered by the Purchaser or any member of the Purchaser's Group and for the avoidance of doubt this clause shall not preclude such losses of the types described above in this sub-clause 9.31(l) from constituting losses where they are recovered by a third party against the Purchaser or member of the Purchaser's Group in any Environmental Proceedings but only to the extent that such Environmental Proceedings are finally determined (either by final and binding judicial order or other settlement) including determination of any appeals.

9.32 The Vendor shall not be liable in respect of any Claim under the warranties in paragraphs 18.1, 18.2, 18.8 and 18.9 of Schedule 3 unless:

(a) a criminal, civil, judicial, administrative or regulatory proceedings suit or action is brought or taken or expressly threatened in writing by a Regulatory Authority or other third party in respect of the relevant subject matter of the particular warranty under which the Claim is made; or

(b) it is reasonable to expect that a Regulatory Authority would more than likely take action in the period during which a Claim may be notified in accordance with 9.2 were it aware of the full facts and circumstances that might reasonably be expected to give rise to a Claim.

9.33 Notwithstanding any other provision of this Agreement, for the avoidance of doubt in calculating or determining the extent or measure of any loss or damage suffered by the Purchaser in respect of a Claim, no account shall be taken of the earnings of any Group Company or any multiple thereof.

9.34 Notwithstanding any other provision of this Agreement, to the extent that any Claim arises from the outturn spend on a Construction Contract exceeding the budgeted expenditure for such Construction Contract shown in the Capital Programme then the Purchaser shall not be entitled to effect a recovery with respect to such a Claim unless or until the aggregate outturn spend on all Construction Contracts exceeds by more than the aggregate budgeted expenditure shown on the Capital Programme provided that this clause 9.34 shall not prevent the Purchaser from notifying any such Claim prior to the determination of the aggregate outturn spend on all Construction Contracts and the provisions of 9.3(a)(ii) shall apply to any such Claim.

9.35 The Environmental Warranties shall not apply to any loss or liability to the extent that such loss or liability is provided for in the Slindon Indemnity.

PURCHASER WARRANTIES

10.1 The Purchaser represents and warrants to the Vendor in the terms of the Purchaser Warranties.


10.2 The Purchaser acknowledges that the Vendor has entered into this Agreement in reliance on the Purchaser Warranties.

POST COMPLETION UNDERTAKINGS

11.1 Following Completion, the Purchaser undertakes (on behalf of each and every member of the Purchaser's Group) to the Vendor:

(a) without prejudice to the temporary use of marks, designs, names or logo and signage provided for under clauses 11.1(b) and 11.1(c), to procure that no member of the Purchaser's Group shall at any time after Completion, represent or hold itself out as being part of the Retained Group;

(b)  to procure that the Group Companies shall cease in any manner to:

          (A) use or display the words "ScottishPower" or the "powermark diamond" device mark (registration number 1447663) or the strapline containing either of the same or any confusingly similar mark, design, name or logo:

          (i) from 1 month after the Completion Date, on all stationery and other printed material used by any Group Company;

          (ii) from 6 months after the Completion Date, on all Property and any land and buildings comprising or on such Property;

       (iii) from 3 months after the Completion Date, on all cars and other vehicles used in the business of any Group Company;

       (iv) from 2 weeks after the Completion Date, on the website of any Group Company; and

       (B) with respect to the use by any Group Company of any of the Group's trading names from time to time (including, but not limited to, "Southern Water" and "Southern Water Services") use the existing font or any font which is the same as or confusingly similar to it at any time after the first to occur of (i) a change of control of the Purchaser or any sale of the Company by the Purchaser and (ii) the expiry of a period of 12 months from the Completion Date; and

(c) to procure that as soon as reasonably practicable, and in any event within one month after Completion, change the name of any relevant Group Company so as to omit the words "ScottishPower" or "Aspen" or any confusingly similar words, names or logos and that all necessary registrations in connection with the change of name are made.

11.2 Following Completion, the Vendor undertakes (on behalf of each and every member of the Retained Group) to the Purchaser:

(a) to procure that no member of the Retained Group shall, save as permitted under clause 11.2(b), at any time after Completion, represent or hold itself out as being an owner of any Group Company or otherwise connected as a member of the same group of companies; and

(b) to procure that each member of the Retained Group shall cease in any manner to:

       (A) use or display any of the Group's names from time to time (including, but not limited to, the words "Southern Water" or "Southern Water Services"):

       (i) from 1 month after the Completion Date, on all stationery and other printed material used by any member of the Retained Group;

       (ii) from 6 months after the Completion Date, on all property and any land and buildings comprising or on such property;

       (iii) from 3 months after the Completion Date, on all cars and other vehicles used in the business of any member of the Retained Group;

       (iv) from 2 weeks after the Completion Date, on the website of any member of the Retained Group; and

       (B) from 1 month after the Completion Date, retain, copy or make use of any customer list of any Group Company or any database including such information in whatever medium it is stored except to the extent that any list or data concerning customers or former customers of a Group Company has prior to the date of this Agreement been absorbed in databases of any member of the Retained Group and save as required for the purposes of the Transitional Services Agreement.

11.3 Following Completion, the Vendor shall ensure that any pre-existing rights held by the Employees at Completion in any of the Schemes are treated in accordance with the rules of those Schemes.

11.4 The parties agree that the burden (and to the extent that there is any, the benefit) of any settlement arrangement or judgment in respect of the [XXX] Claim shall inure to and be the responsibility of the Vendor. The Purchaser undertakes to procure that the Company shall provide all reasonable advice and cooperation with respect to the conduct of the [XXX] Claim and any settlement proceedings in relation thereto (which conduct and proceedings shall be at the direction of the Vendor) and shall procure that any proceeds from the [XXX] Claim shall be assigned to the Vendor (or as it may direct). The Vendor shall indemnify the Purchaser and each Group Company against any liabilities to the defendant or any third party by reference to or in the proceedings relating to the [XXX] Claim, together with any third party costs or expenses incurred by the Purchaser or any Group Company in connection with the [XXX] Claim at the direction of the Vendor.

11.5 The Vendor shall not (and shall procure that each other member of the Retained Group shall not) within a period of twelve months after Completion, directly or indirectly, solicit or endeavour to entice away from any Group Company any Senior Employee, except with the prior written consent of the Purchaser.

11.6 It is agreed in relation to the Schemes and any share award or share option granted under the Schemes that:

(a) to the extent that the Vendor has the ability to withhold a sufficient number of Shares when any such share award is released or any such share option is exercised and is able to sell such shares, the Vendor shall pay from the sale proceeds to the Inland Revenue Collector of Taxes an amount equal (to the extent possible up to the value of such sale proceeds) to any liability on any member of the Purchaser's Group to account for any employees' national insurance contributions or income tax liability arising after the date of Completion in respect of any such share award or share option which was granted before the date of Completion to any Relevant Employee;

(b) the Vendor will pay to the Purchaser an amount equal to any interest or penalties which any member of the Purchaser's Group is required to pay as a result of a failure by the Vendor to pay any amount referred to in clause 11.6(a), within 10 Business Days of the liability to interest or penalties arising or if shorter 5 Business Days before the date such liability is payable by the Purchaser;

(c) the Vendor will provide the Purchaser with all information reasonably required by the Purchaser relating to the calculation of any amount payable under clause 11.6(a) within 10 Business Days of the payment having been made; and

     (d) neither the Vendor nor any member of the Retained Group shall be liable to pay any secondary (employer's) national insurance contributions which arise after the date of Completion in respect of any such share award or such share option, whether upon the exercise or release of such share award or such share option or otherwise.

     11.7 To the extent that the EIB Loans have not been repaid or prepaid or novated to, a person other than a Group Company prior to Completion, no later than 5 Business Days following Completion, the Vendor shall procure that the EIB Loans are repaid in full. The Vendor agrees to indemnify the Purchaser on demand (for itself and on behalf of each member of the Purchaser's Group) for and against any and all losses, liabilities, costs or expenses which any member of the Purchaser's Group may suffer or incur after Completion in connection with the EIB Loans.

     11.8 The Vendor agrees to indemnify and keep indemnified the Purchaser (for itself and on behalf of each member of the Purchaser's Group) on an after tax basis from and against any and all losses, liabilities, costs or expenses which the Purchaser or any member of the Purchaser's Group may suffer or incur (other than in respect of any liabilities for tax in which case the relevant provisions of the Tax Covenant shall apply) arising out of or in connection with:

     (a)   the Reorganisation; and

     (b) any activities of the Company prior to Completion including, without limitation, failure to comply with applicable law or regulation,

     save to the extent such losses, liabilities costs or expenses would not have arisen but for a voluntary act, omission or transaction carried out after the date hereof by the Purchaser or its directors, employees or agents or, after Completion, by a Group Company or its directors, employees or agents in each case which the Purchaser or Group Company (as the case may be) knew or ought reasonably to have known would give rise to such losses, liabilities, costs or expenses and other than any act, omission or transaction in the ordinary and usual course of business or required by law or regulation.

     11.9 The Vendor shall indemnify the Purchaser (for itself and on behalf of each member of the Purchaser's Group) against any liability to make payment or confer benefits under the bonus and other arrangements (full particulars of which (in the form of copy letters executed by the relevant Directors) have been delivered to the Purchaser prior to the date of this Agreement) to the extent that such liability is in excess of the higher of an employee's entitlement to payment of benefits or bonuses pursuant to (i) his contract of service as at the date of this Agreement or (ii) the arrangements effected by the Purchaser (or on behalf of the Purchaser) with effect from the Completion Date.

     11.10 The Purchaser shall indemnify the Vendor (for itself and on behalf of each member of the Retained Group) against any liability to make payments or confer benefits under the retention and incentivisation arrangements put in place by the Purchaser for directors (full particulars of which (in the form of copy letters executed by the relevant directors) have been delivered to the Vendor prior to the date of this Agreement).

11.11 The Purchaser shall, following Completion, procure that no Group Company dismisses PricewaterhouseCoopers as auditors of any Group Company prior to 30 June 2002 (other than for cause). The Purchaser shall procure that each Group Company shall provide to the Retained Group and the Vendor's Accountants in a form consistent with the audit for the year to 31 March 2001 such financial information relating to the year to 31 March 2002 as Scottish Power plc or the Vendor may reasonably require for the purposes of preparing the Net Debt Statement in accordance with clause 6 and preparing the consolidated accounts of Scottish Power plc and shall use reasonable endeavours to provide such information in a timely manner consistent with the preparation of Scottish Power plc's consolidated accounts for the year to 31 March 2002 in accordance with its legal and regulatory requirements and its usual reporting dates.

INSURANCE

12.1 Where insurance cover under the Vendor Group Policies and Third Party Insurance Policies is provided on an "incidents occurring" basis, the Vendor shall procure that, with respect to incidents occurring prior to (but excluding) Completion, each Group Company is named and endorsed on each of such Vendor Group Policies and Third Party Insurance Policies as a separate named insured.

12.2 The Vendor acknowledges that in respect of claims made under policies falling within clause 12.1 above against a Group Company following Completion in relation to any incidents occurring prior to Completion, each Group Company will have direct access to insurers under the Vendor Group Policies and Third Party Insurance Policies.

12.3 In respect of any claim whether on an "incidents occurring" or "claims made" basis under any Vendor Group Policy or Third Party Insurance Policy which is made prior to Completion, the Vendor shall promptly notify the Purchaser in writing of the claim and make and pursue any such claim under the relevant policy at the Group's cost as the Purchaser shall reasonably request. The Vendor shall:

       (i) keep the Purchaser informed on a regular basis of the progress of any such claim;

       (ii) following Completion at the Group's cost take all such action, institute such proceedings and provide such information as the Purchaser may reasonably request in respect of the handling of such claim against the insurer;

       (iii) promptly on receipt pay to the relevant Group Company all proceeds recovered from insurers in respect of such claim without any set-off or counterclaim or other deduction, save to the extent that a Group Company is able to pursue any claim directly and receive the proceeds of any such claim directly.

12.4 The Purchaser undertakes that, if it or any Group Company receives returns of premiums originally paid by a member of the Retained Group from insurers under either the Vendor Group Policies or Third Party Insurance Policies as a result of the sale by the Vendor of all of the issued shares of the Company to the Purchaser, it will promptly upon receipt of such returns of insurance premiums pay these amounts in full to the member of the Retained Group entitled to it.

PENSIONS

13. The provisions of Schedule 5 shall apply in respect of pensions applicable to the Employees.

ENTIRE AGREEMENT

14.1 This Agreement and the other Transaction Documents set out the entire agreement and understanding between the parties to this Agreement and those documents in respect of the transactions contemplated by this Agreement.

14.2 It is agreed that:

(a) the parties have not entered into this Agreement in reliance upon any representation, warranty or undertaking of any other party or any of its Connected Persons except as set out in this Agreement or any of the other Transaction Documents;

(b) the Purchaser may claim in contract for breach of a Vendor Warranty under this Agreement and the Vendor may claim in contract for breach of a Purchaser Warranty under this Agreement but each party shall have no claim or remedy under this Agreement in respect of misrepresentation (whether negligent or otherwise, and whether made prior to, and/or in, this Agreement) or untrue statement made by the other party or its Connected Persons;

(c) this clause shall not exclude any liability for, or remedy in respect of, fraudulent misrepresentation; and

(d) save as expressly set out in this Agreement or any other Transaction Documents, no party or Connected Person shall owe any duty of care to any other party or Connected Person.

14.3 Each party contracts in clause 14.2 on its own behalf and as agent for each of its Connected Persons. Each Connected Person which contracts through the agency of a party may enforce clause 14.2 directly against each other party and Connected Person.

14.4 The Vendor and the Purchaser acknowledge and agree that (without prejudice to any Intra Group Trading Debt) all existing contractual or other arrangements for the management or other provision of services between the Retained Group and the

Group Companies will terminate on Completion save as provided in the Transaction Documents.

VARIATION

15. No variation of this Agreement (or of any of the documents referred to in this Agreement) shall be valid unless it is expressed to constitute a variation of this Agreement and is in writing and signed by or on behalf of each of the parties to it.

ASSIGNMENT

16.1 Neither party shall nor shall it purport to assign, transfer, charge or otherwise deal with all or any of its rights or obligations under this Agreement nor grant, declare, create or dispose of any right or interest in this Agreement without the prior written consent of the other party provided that either party (an Assignor) may assign or transfer in whole or in part all or any of its rights under this Agreement to any other member of the Retained Group (in the case of the Vendor) or the Purchaser's Group (in the case of the Purchaser) (in each case, a Permitted Assignee).

16.2 Notwithstanding any other provision of this Agreement (including, without limitation, clause 16.1), the Purchaser may create security (whether by way of assignment by way of security, charge or otherwise) over all or any of its rights under this Agreement in favour of any person in connection with any debt or equity financing or refinancing (whether direct or indirect) provided to the Purchaser or any member of the Purchaser's Group relating to the purchase of the Shares and all matters supplemental or ancillary thereto and no provision of this Agreement shall in any way restrict or prohibit the enforcement of any such security.

16.3 If the benefit of the whole or any part of this Agreement is assigned by an Assignor to any Permitted Assignee in accordance with clause 16.1 (but not, for the avoidance of doubt, in accordance with clause 16.2), where any such Permitted Assignee will cease to be a member of the Retained Group or the Purchaser's Group (as the case may be) the Assignor shall procure that, before it so ceases, the Permitted Assignee shall assign that benefit to the Assignor or to another continuing member of the Retained Group or the Purchaser's Group (as the case may be).

16.4 The parties acknowledge and agree that if an Assignor assigns the benefit of this Agreement in whole or in part to any Permitted Assignee or any other person with the prior written consent of the other party in accordance with clause 16.1 (but not, for the avoidance of doubt, in accordance with clause 16.2), the liabilities of the other party under this Agreement to the Permitted Assignee or such person shall be no greater than such liabilities would have been had the assignment not occurred.

16.5 Immediately after any assignment in accordance with clause 16.1 or 16.3, the Assignor will give written notice of the assignment to the other party containing details of the assignment including the identity of the assignor and assignee.

16.6 Any purported assignment in contravention of this clause 16 shall be void.

TAX COVENANT

17.  The provisions of Schedule 6 shall have effect on and from Completion.

ANNOUNCEMENTS

18. Except as required by law or by any recognised stock exchange or governmental department or agency or other regulatory or supervisory body or Competent Authority having jurisdiction to whose rules the party making the announcement or disclosure is subject, whether or not having the force of law (but, if not having the force of law, compliance with which is in accordance with general practice of persons subject thereto), no announcement or circular or disclosure in connection with the existence or subject matter of this Agreement or any of the Transaction Documents shall be made or issued by or on behalf of the Vendor or the Retained Group or the Purchaser or the Purchaser's Group (save for the Announcements and save in respect of the issue of bonds or other securities in connection with the financing or refinancing of the transaction contemplated by this Agreement or in connection with a sale of any member of the Purchaser's Group) without the prior written approval of the other party to this Agreement (such approval not to be unreasonably withheld or delayed).

COSTS

19.1 Subject to clause 19.2, each of the parties shall pay its own legal and other advisers' costs incurred in connection with the negotiation, preparation and implementation of this Agreement.

19.2 The Vendor shall pay the legal and other advisers' costs incurred by any of the Group Companies in connection with the negotiation, preparation and implementation of this Agreement.

19.3 The Purchaser shall bear all stamp duty or stamp duty reserve tax (or similar or equivalent transfer taxes) payable in relation to the Transaction Documents.

SEVERABILITY

20. If any provision of this Agreement is held to be invalid or unenforceable, then such provision shall (so far as it is invalid or unenforceable disregarding any period of invalidity or unenforceability during which the Purchaser is under a reasonable endeavours obligation to remove the cause thereof pursuant to clause 5.1(b)) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement.

FURTHER ASSURANCE

21.1 The Vendor agrees to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as the Purchaser may reasonably require, whether on or after Completion, to implement or give effect to this Agreement and the transaction contemplated by it and for the purpose of vesting in the Purchaser the full benefit of the assets, rights and benefits to be transferred to the Purchaser under this Agreement.

21.2 The Vendor shall, if so requested by the Purchaser, after Completion instruct any of the Vendor's employees, consultants or advisers (if any) who possess the requisite knowledge to make any statutory declarations or statements reasonably required in connection with proving title to or rights over any of the Properties and use their reasonable endeavours to assist the Purchaser and any member of the Purchaser's Group in that regard.

COUNTERPARTS

22. This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which is an original but all of which together constitute one and the same instrument.

NOTICES

23.1 Any notice or other communication to be given by one party to the other under or in connection with this Agreement shall be in writing and signed by or on behalf of the party giving it. It shall be served by sending it by fax to the number set out in clause 23.2, or delivering it by hand, or sending it by pre-paid recorded delivery, special delivery or registered post, to the address set out in clause 23.2 and in each case marked for the attention of the relevant party set out in clause 23.2 (or as otherwise notified from time to time in accordance with the provisions of this clause 23). Any notice so served by hand, fax or post shall be deemed to have been duly given:

(a)  in the case of delivery by hand, when delivered;

(b)  in the case of fax, at the time of transmission;

(c) in the case of prepaid recorded delivery, special delivery or registered post, at l0 am on the second Business Day following the date of posting,

provided that in each case where delivery by hand or by fax occurs after 6 pm on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9 am on the next following Business Day. References to time in this clause are to local time in the country of the addressee.

23.2 The addresses and fax numbers of the parties for the purpose of clause 23.1 are as follows:

Vendor:

Address:                 1 Atlantic Quay
                         Glasgow G2 8SP
                         Scotland

Fax:                     0141 248 8300


For the attention of:    The Company Secretary

With a copy to:          James Stanley, Group Legal Director

Fax:                     0141 636 4568

And:                     Freshfields Bruckhaus Deringer
                         65 Fleet Street
                         London EC4Y 1HS
                         (Ref: MPN-J)

Fax:                     020 7832 7001

Purchaser:

Address:                 200 Aldersgate Street
                         London EC1A 4JJ
                         (Ref: MRL)

Fax:                     020 7600 5555

For the attention of:    The Directors
                         c/o Clifford Chance Secretaries Limited

With a copy to:          Clifford Chance LLP
                         200 Aldersgate Street
                         London EC1A 4JJ
                         (Ref: MRL)

Fax:                     020 7600 5555

23.3 A party may notify the other party to this Agreement of a change to its name, relevant addressee, address or fax number for the purposes of this clause 23, provided that such notice shall only be effective on:

(a) the date specified in the notice as the date on which the change is to take place; or

(b) if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date following five Business Days after notice of any change has been given.

NO RIGHTS UNDER CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

24.1 The Resigning Directors shall have the right under the Contracts (Rights of Third Parties) Act 1999 pursuant to clause 5.10 to enforce clauses 5.9(c) and
(d) (but no other clauses).

24.2 Subject to clause 16 and clause 24.1, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

SET-OFF

25. Without the prior written consent of the other, no party may deduct and set off against any amounts of whatsoever nature which are due and payable by it under or in connection with this Agreement or any other of the Transaction Documents, any amounts due and payable by the other party to it under or in connection with this Agreement, any other of the Transaction Documents or any other agreement.

CONFIDENTIALITY

26.1 Subject to clauses 18 and 26.3, the Vendor shall procure that each member of the Retained Group:

(a)  shall treat as strictly confidential:

       (i) the provisions of the Transaction Documents and the process of their negotiation;


       (ii) all information about the Purchaser and any member of the Purchaser's Group obtained or received by it as a result of negotiating, entering into or performing its obligations under this Agreement or the performance by the other parties of their obligations under this Agreement (including, for the avoidance of doubt, information received under clause 3.11); and

       (iii) all information used in or otherwise relating to the Group's business, customers or financial or other affairs,

together, the Purchaser Confidential Information; and

(b) shall not, except with the prior written consent of the Purchaser (which shall not be unreasonably withheld or delayed), publish or otherwise disclose to any person any Purchaser Confidential Information.

26.2 Subject to clauses 18 and 26.3, the Purchaser shall procure that each member of the Purchaser's Group:

(a)  shall treat as strictly confidential:

       (i) the provisions of the Transaction Documents and the process of their negotiation; and

       (ii) all information about the Vendor and any member of the Retained Group obtained or received by it as a result of negotiating, entering into or performing its obligations under this Agreement or the performance by the other parties of their obligations under this Agreement (including, for the avoidance of doubt, information received under clause 3.12), together, the Vendor Confidential Information; and

(b) shall not, except with the prior written consent of the Vendor (which shall not be unreasonably withheld or delayed), publish or otherwise disclose to any person any Vendor Confidential Information.

26.3 Clauses 26.1, 26.2 and 3.8 shall not apply if and to the extent that the Vendor or the Purchaser (as appropriate) can demonstrate that:

(a) such disclosure is required by law or by any securities exchange or regulatory or governmental or antitrust body having jurisdiction over it (including but not limited to the London Stock Exchange, the Financial Services Authority, the Panel on Take-overs and Mergers and the Serious Fraud Office) and whether or not the requirement has the force of law; or

(b) the Purchaser Confidential Information or the Vendor Confidential Information (together, the Confidential Information) concerned was lawfully in its possession (as evidenced by written records) prior to its being obtained or received as described in clauses 26.1 (a)(ii) or 26.2(a)(ii); or

(c) the Confidential Information concerned has come into the public domain other than through its fault or the fault of any person to whom such Confidential Information has been disclosed in accordance with clauses 26.1(b) or 26.2(b); or

(d) such disclosure is made to any Regulatory Authority for the purposes of clauses 3.1 to 3.12 inclusive; or

(e) subject to the Confidentiality Agreement, such disclosure is made by the Purchaser to:

       (i)    the Purchaser's Group;

       (ii)   the Group;

       (iii)  the Purchaser's Representatives;

       (iv) any party providing financing or refinancing directly or indirectly by means of debt or equity to any member of the Purchaser's Group in connection with the transaction to which this Agreement relates or underwriting or arranging the same or providing monoline commitment or trustee services or rating services in relation to the same or any other person to whom it is necessary or desirable to disclose Confidential Information in connection with the raising or implementation of financing or refinancing; or

       (v) any person entering into an option or arrangement (details of which have been disclosed in writing to the Vendor prior to the date of this Agreement) to acquire shares in any member of the Purchaser's Group or any officers, employees or professional advisers of such person or any member of such person's group; and

(f) the Confidential Information is at any time after the date of this Agreement lawfully acquired on a non-confidential basis from a third party who, as far as the Vendor or Purchaser (as the case may be) is aware, does not owe the other party or any of its Connected Persons an obligation of confidence in relation to it.

26.4 The restrictions contained in this clause 26 shall survive Completion or termination of this Agreement for any reason and shall continue for a period of four years.

26.5 Forthwith upon any termination of this Agreement, howsoever caused, each party shall discontinue all use of any Confidential Information received from any other party and shall, upon the request of such other party within 15 days of termination and at its expense, surrender and deliver to such other party or destroy (including by expunging information from any systems, other than back-up systems) all such Confidential Information received from such other party including any and all copies and extracts thereof and shall execute and deliver to such other party a certificate signed by a duly authorised officer of the first party certifying compliance with this clause 26.5.

AGREEMENT SURVIVES COMPLETION

27. The Purchaser Warranties, the Vendor Warranties and all other provisions of this Agreement, insofar as the same shall not have been performed at Completion, shall remain in full force and effect at Completion.

CONSEQUENCES OF TERMINATION

28.1 If this Agreement is terminated in accordance with its terms:

(a) Clause 1 (Definitions and Interpretation), Clause 8 (Vendor Warranties), Clause 14 (Entire Agreement), Clause 15 (Variation), Clause 16 (Assignment), Clause 18 (Announcements), Clause 19 (Costs), Clause 20
     (Severability), Clause 23 (Notices), Clause 24 (No Rights....). Clause 26

     (Confidentiality), Clause 28 (Consequences of Termination) and Clause 29 (Governing Law and Jurisdiction) shall survive termination of this Agreement;

(b) the parties' further rights and obligations (including, but not limited to, the Purchaser's obligation to acquire the Shares) will cease immediately on such termination, although, subject to clause 28.2, termination will not affect the parties' accrued rights and obligations at the date of termination, including without limitation, under clause 8.12.

28.2 If this Agreement is terminated in accordance with its terms

(a) the Vendor shall have no liability in respect of any breaches of clause 4, any breach of any warranty given under under this Agreement or any breach of any indemnity given under this Agreement;

(b) the Purchaser shall have no liability for any breach of the Purchaser Warranties or under any indemnity given under this Agreement and the Vendor and/or Purchaser shall irrevocably waive any and all claims in respect of the foregoing.

GOVERNING LAW AND JURISDICTION

29.1 This Agreement and the relationship between the parties shall be governed by, and interpreted in accordance with, English law.

29.2 The parties agree that the courts of England are to have exclusive jurisdiction to settle any disputes (including claims for set-off and counterclaims) which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by, this Agreement or otherwise arising in connection with this Agreement, and for such purposes irrevocably submit to the jurisdiction of the English courts.

TIME OF THE ESSENCE

30. Time shall be of the essence of this Agreement, both as regards the times, dates and periods mentioned herein and as to any times, dates and periods which may, by agreement in writing between or on behalf of the parties, be substituted for them.

                                   SCHEDULE 1

                                 Interpretation

Definitions

1.1 In this Agreement, the following expressions shall have the following meanings:

Accounting Expert has the meaning ascribed to it in clause 6.6;

Accounts Date means 31 March 2001;

Agreed Rate means 150 basis points over Three Month LIBOR;

Announcements means the announcement to be made by each of the parties concerning the transaction contemplated by this Agreement on or after the date of this Agreement, in each case in the agreed form;

Anticipated Bond Redemption Costs is defined in clause 7.8;

Aspen 4 Amount means the debt of (Pounds)1,050,000,000 owed by the Company to the Vendor arising and remaining outstanding as at Completion pursuant to the Reorganisation;

Assignments of Intra Group Debt has the meaning ascribed to it in clause 5.4(g);

Blocking Order means an order pursuant to section 74 of the Fair Trading Act 1973 precluding the doing of things which in the opinion of the Secretary of State might prejudice a relevant Competition Commission reference or impede the taking of any action under the Fair Trading Act 1973 which may be warranted by the Competition Commission's report on such a reference and which are required to be done to facilitate or effect Completion or the actual receipt by the Vendor of the cash amounts referred to in clause 5.6;

the meaning ascribed to it in clause 5.1(a);

Budget means the budget for the Group for the financial year ending 31 March 2003, a copy of each of which is annexed to the Disclosure Letter at document AD371;

Business Day means any day which is not a Saturday, Sunday or a bank or public holiday in England and Wales;

Capital Programme means the Capital Programme of Southern Water Services Limited from 2000 to 2005 dated May 2001 annexed to the Disclosure Letter at document SINV2.1.1;

Claim means any claim by the Purchaser:

(i)    in respect of any breach of a Vendor Warranty;

(ii)   under the Tax Covenant; or

(iii)  in respect of any breach of clause 4 by the Vendor;

provided that (without prejudice to the proviso to clause 9.5(b) and clause 9.5(c)), for the avoidance of doubt, for the purposes of clauses 9.5 and 9.6 no Claim may relate to or result from more than one unrelated matter or circumstance but subject thereto may relate to a breach of one or more Vendor Warranties or a series of events arising from the same matter or circumstances;

Commission means the Commission of the European Communities;

Companies Act means the Companies Act 1985, as amended from time to time;

Company means Aspen 4 Limited;

Company Car Leasing Agreement means the company car leasing agreement to be entered into at Completion in the agreed form;

Competent Authority means any legislative, judicial, regulatory or administrative body or agency (or any subdivision of any of them) of the United Kingdom or the European Union, any relevant stock exchange on which the shares or other securities of any member of the Retained Group or the Purchaser's Group are from time to time listed, or any supranational body which has rulemaking power or whose directives, decisions, instructions, rulings, laws or regulations are directly enforceable against the Vendor or the Purchaser;

Completion means completion of the sale and purchase of the Shares in accordance with clause 5.1;

Completion Date means the date on which Completion occurs;

Confidential Information has the meaning ascribed to it in clause 26.3(b);

Confidentiality Agreement means the confidentiality agreement dated 14 February 2002 between the Vendor and Citibank, N.A.;

Connected Person means (a) a party's officers, employees, group undertakings, agents and advisers; (b) officers, employees, agents and advisers of a party's group undertakings; and (c) officers, employees and partners of any such agent or adviser or of any group undertaking of such agent or adviser;

Consolidated SW plc Accounts means:

(a) the unaudited consolidated balance sheet of Southern Water plc and its subsidiary undertakings as at the Accounts Date; and

(b) the unaudited consolidated profit and loss account of Southern Water plc and its subsidiary undertakings in respect of the financial year ended on the Accounts Date, in each case as extracted from the Hyperion Consolidation Reporting Package;

Construction Contracts means any contract or arrangement for the procurement of construction in relation to civil engineering works and/or the supply, installation and commission of any mechanical, electrical and electronic plant and equipment in each case in relation to any project in the Capital Programme (excluding repair and maintenance services, renewals and works of a minor nature) which has been entered into by any Group Company and under which currently (as at the date of this Agreement or as at Completion) any work remains to be carried out, any sum to be paid or any claim to be settled, including without limitation the K3 Contracts;

Debt Purchase Price has the meaning ascribed to it in clause 2.4;

December 2001 Consolidated SW plc Accounts means:

(a) the unaudited consolidated balance sheet of Southern Water plc and its subsidiary undertakings as at 31 December 2001; and

(b) the unaudited consolidated profit and loss account of Southern Water plc and its subsidiary undertakings in respect of the period from 1 April 2001 to 31 December 2001,

in each case as extracted from the Hyperion Consolidation Reporting Package;

December 2001 SWS Accounts means the unaudited accounts of Southern Water Services Limited prepared in respect of the period from the Accounts Date to 31 December 2001 attached to the Disclosure Letter at Exhibit Document AD.293;

Development means in relation to any Property any development as defined by section 55 of the Town and Country Planning Act 1990 and regulations made thereunder now or in future in force;

DGFT means the Director General of Fair Trading;

DGWS means the Director General of Water Services;

Disclosure Letter means the letter in the agreed form from the Vendor to the Purchaser executed and delivered immediately before the signing of this Agreement;

Disposal Scheme means the property disposal programme by any relevant Group Company, details of which are set out in the documents annexed to the Disclosure Letter at document AD262;

Dispute Notice has the meaning ascribed to it in clause 8.9;

Draft Net Debt Statement has the meaning ascribed to it in clause 6.2;

ECMR means Council Regulation (EEC) 4064/89 (as amended by Council Regulation
(EC) 1310/97);

EIB means European Investment Bank;

EIB Loans means:

(a) the Southern Water Project III - B FI No 1.8556 Finance Contract between EIB, the Vendor (formerly Scottish Power plc) and Southern Water Services Limited dated 12 March 1996 and 18 March 1996, amended and restated with effect from 26 January 1998 by a Deed of Novation dated 26 January 1998 and 2 February 1998 between EIB, the Vendor (formerly Scottish Power plc), Southern Water plc and Southern Water Services Limited;

(b) the Southern Water Project III - A FI No 1.7007 Finance Contract between EIB, the Vendor (formerly Scottish Power plc) and Southern Water Services Limited dated 8 December 1993 amended and restated with effect from 26 January 1998 by a Deed of Novation dated 26 January 1998 and 2 February 1998 between EIB, the Vendor (formerly Scottish Power plc), Southern Water plc and Southern Water Services Limited;

(c) the Southern Water Project II - B FI No 1.600 Finance Contract between EIB, the Vendor (formerly Scottish Power plc) and Southern Water Services Limited dated 10 June 1992 and 15 June 1992 amended and restated with effect from 26 January 1998 by a Deed of Novation dated 26 January 1998 and 2 February 1998 between EIB, the Vendor (formerly Scottish Power plc), Southern Water plc and Southern Water Services Limited;

(d) the Southern Water Project II - A FI No 1.5512 Finance Contract between EIB, the Vendor (formerly Scottish Power plc) and Southern Water Services Limited dated 30 October 1991 and 4 November 1991 amended and restated with effect from 26 January 1998 by a Deed of Novation dated 26 January 1998 and 2 February 1998 between EIB, the Vendor (formerly Scottish Power plc), Southern Water plc and Southern Water Services Limited;

(e) the Southern Water Project - B FI No 1.5168A Finance Contract between EIB, the Vendor (formerly Scottish Power plc) and Southern Water Services Limited dated 11 April 1991 and 15 April 1991 amended and restated with effect from 26 January 1998 by a Deed of Novation dated 26 January 1998 and 2 February 1998 between EIB, the Vendor (formerly Scottish Power plc), Southern Water plc and Southern Water Services Limited;

(f) the Southern Water Project - A FI No 1.4780 Finance Contract between EIB, the Vendor (formerly Scottish Power plc) and Southern Water Services Limited dated 11 September 1990 amended and restated with effect from 26 January 1998 by a Deed of Novation dated 26 January 1998 and 2 February 1998 between EIB, the Vendor (formerly Scottish Power plc), Southern Water plc and Southern Water Services Limited;

(g) Parent Company Guarantee and Indemnity from Scottish Power plc in respect of the payment obligations of the Vendor (formerly Scottish Power plc) and the non-financial obligations of Southern Water Services Limited under the amended and restated loans referred to in paragraphs (a) - (f) above; and

(h) Waiver and Amendment Letter relating to the amended and restated loans and the parent company guarantee referred to in paragraphs (a) -(g) above entered into between EIB, Scottish Power plc, Scottish Power UK plc and Southern Water Services Limited dated 5 March 2002;

Emergency (for the purposes only of the Environmental Warranties) means:

(a) a fire, explosion, act of God, flood or other sudden catastrophic event or any other circumstance or state of affairs where in each case immediate action is necessary in order to avert an imminent risk of significant danger or harm to the Environment; or

(b) any circumstance involving significant damage or harm to the Environment in respect of which a failure to take immediate and urgent action would materially increase, exacerbate or cause losses or contamination and in either case would result in a material breach of Environmental Law by the Purchaser or any member of the Purchaser's Group;

Employees means all persons employed by a Group Company as at the date of this Agreement and such of the individuals listed in Schedule 11 (Employees) as accept employment with a Group Company by Completion;

Employer means any Group Company that employs Employees as at the date of this Agreement or, in respect of the individuals listed in Schedule 11 (Employees), employs any such individuals at Completion;

Encumbrance means any claim, charge, mortgage, security, lien, option, equity, power of sale, hypothecation or other third party rights, retention of title, right of preemption, right of first refusal or security interest of any kind;

Environment means air, water (including surface and groundwater) and land and any living organisms or systems supported by those media;

Environmental Law means all or any applicable European Community, national or local legislation, subordinate legislation, statutory notices or statutory guidance, or common law which relates to Environmental Matters (except legislation, subordinate legislation, statutory notices or statutory guidance, or common law relating to town and country planning or health and safety) and is in force and binding at or prior to the date of this Agreement;

Environmental Licences means material authorisations, permits and consents required and necessary under Environmental Laws for the operation of the business of the Group Company as carried on at the date of this Agreement;

Environmental Matters means the pollution or protection of the Environment and human health (except town and country planning and worker or occupational health and safety), nature conservation, the discharge or abstraction of water, the creation of any noise or vibration, radiation, or the production, disposal, release, use, storage, spillage, deposit, escape, discharge, leak, emission, recovery, transport of or radiation from any Hazardous Material or Waste or sewage sludge and, in the case of sewage sludge, limited to its effect or potential effect on the Environment;

Environmental Warranties means the Vendor Warranties contained in paragraph 18 of Schedule 3;

Escrow Agent has the meaning ascribed to it in the Escrow Deed;

Escrow Deed means the deed to be signed on or before the date of this Agreement between the Vendor, the Purchaser, Citibank, N.A., The Royal Bank of Scotland plc, National Westminster Bank plc and the Escrow Agent, relating to Completion;

Estimated Intra Group Debt means the estimated amount of the Intra Group Debt at Completion, being (Pounds)776,500,000;

Estimated Net Financial Debt Amount means the estimated Net Financial Debt Amount at Completion, being (Pounds)882,800,000;

Expert means the person appointed as such in accordance with clause 8.10;

Facility Agreements means:

(a) the (Pounds)1,900,000,000 term, revolving and capex facilities agreement dated on or about the date of this Agreement and made between JVCo as parent, original guarantor, The Royal Bank of Scotland plc as arranger, agent and security trustee and the banks referred to therein; and

(b) the preference share subscription agreement dated on or about the date of this Agreement between JVCo and the Preference Share Investor (as defined therein);

Final Termination Date means 14 June 2002;

Finance Conditions means the conditions to funds drawdown in the Facility Agreements in the agreed form;

Forecast means the full year forecast for the year ending 31 March 2002 contained in the finance director's report to the February 2002 Southern Water plc Board;

Fuel Agreement means the agreement between Shell UK Limited and the Vendor dated 1 August 1999;

Government Grant has the meaning ascribed to it in paragraph 8.9 of Schedule 3;

Group means the Company and the Subsidiaries (other than ScottishPower Group Money Purchase Pension Scheme Limited);

Group Company means any one of the Company or the Subsidiaries (other than ScottishPower Group Money Purchase Pension Scheme Limited);

Group IPR means the registered Intellectual Property Rights owned by the Group;

group undertaking shall be construed in accordance with section 259 of the Companies Act;

Hardware means computer equipment used by a Group Company immediately prior to Completion including parts of computer equipment such as firmware, screens, terminals, keyboards, cabling and other peripheral electronic equipment, but excluding software;

Hazardous Material means any pollutant or any hazardous, toxic, radioactive, noxious, corrosive or caustic substance or any other natural or artificial substance (in each case whether in solid, liquid or gaseous form) which alone or in combination with others is capable of causing significant harm to human health or significant harm to or pollution of the Environment;

holding company shall be construed in accordance with sections 736 and 736A of the Companies Act;

Hyperion Consolidation Reporting Package means, together, profit and loss accounts, balance sheet and cashflow and other supporting data in relation to the Group used in the preparation of the consolidated group accounts of Scottish Power plc from time to time;

Information Technology Systems means material computer systems, communication systems, software, Hardware and data owned, used or licensed to any Group Company;

Initial Share Purchase Price means an amount equal to (Pounds)2,050,000,000 less
(i) the Estimated Net Financial Debt Amount and (ii) the Aspen 4 Amount;

Initial Termination Date means 15 May 2002;

Instrument of Appointment means the Instrument of Appointment by the Secretary of State for the Environment of Southern Water Services Limited as a water and sewerage undertaker under sections 11 and 14 of the Water Act 1989 (now sections 6, 7, 11 and 12 of the Water Industry Act 1991) as from time to time prior to the date of this Agreement (as disclosed under Exhibit Document Number AD 375 and as further amended as set out under Exhibit Document Number AD 373) or, with the consent of the Purchaser in accordance with clause 4.1(e), prior to Completion modified by the DGWS under sections 11 to 17 of the Water Industry Act 1991;

Intellectual Property Rights means patents, trade marks, service marks, logos, get-up, and rights protecting goodwill and reputation, trade or business names, internet domain names, rights in designs, copyright (including rights in computer software and topography rights), utility models, rights in know-how (including secret formulae, processes and all other proprietary confidential knowledge, information and data), database rights and other intellectual property rights, in each case whether registered or unregistered and including applications for registration, and all rights or forms of protection having equivalent or similar effect anywhere in the world;

Intellectual Property Licences means all material agreements between a Group Company and third parties which relate to Intellectual Property Rights owned or used by the Group Companies and which are listed in the Disclosure Letter at Exhibits Document Number AD.347;

Intra Group Debentures is defined in clause 5.4(f);

Intra Group Debt means:

(a) the amount of all interest-bearing or non interest bearing loans or debt securities and all interest-bearing or non interest bearing finance leases or equivalent accrued or due from, and all accrued but unpaid interest on such debt and all accrued but unpaid dividends payable by members of the Group to members of the Retained Group;

(b) all amounts owed by any member of the Group to any member of the Retained Group in respect of the Vendor's group payment arrangement in respect of corporation tax (Group Payment Tax Debt); and

(c) any trading debt due from any member of the Group to any member of the Retained Group which is past its due date at Completion (other than in accordance with the Group's normal payment practices and policies in the last 12 months);

including, for the avoidance of doubt, any intra group indebtedness attributable to the EIB Loans or management fees, but excluding (i) any taxes or amounts in respect of tax (other than as taken into account in paragraph (b) above), (ii) Intra Group Trading Debt, (iii) the Intra Group Tax Debt and (iv) the Aspen 4 Amount;

Intra Group Tax Debt means all amounts owing between members of the Group and members of the Retained Group at Completion in respect of tax other than any Group Payment Tax Debt;

Intra Group Trading Debt means the amount of all debts accrued or due between members of the Group and members of the Retained Group at Completion in respect of trading activities save for any amount past its due date included in Intra Group Debt;

JVCo means First Aqua (JVCo) Limited, a company incorporated in the Cayman Islands with registered number 112330 and registered office at PO Box 301, Ugland House, South Church Street, Georgetown, Grand Cayman, Cayman Islands, British West Indies;

K3 Contracts means (1) the contract between Southern Water Services Limited and the Black & Veatch/Costain/ Paterson Candy Consortia dated 8 November 2001 relating to, inter alia, those schemes listed in parts 1 to 3 of Schedule 7 and
(2) the contract between Southern Water Services Limited and the Morrison Construction/ Brown & Root Services Consortia dated 8 November 2001 relating to, inter alia, those schemes listed in parts 4 to 6 of Schedule 7, signed copies of which are annexed as exhibit AD 315 to the Disclosure Letter together with the technical specifications thereto annexed as Exhibit AD 374;

K3 Periodic Review means the last periodic review for the regulatory pricing period 2000-2005;

Last Comments Date is defined in clause 6.7(c);

Letters of credit means the letters of credit from the lenders to the Purchaser in the agreed form;

Management Accounts means the management accounts of Southern Water Services Limited in respect of each financial month from the Accounts Date to the end of the January 2002 financial month, true copies of which are annexed to the Disclosure Letter at document AD 370;

Material Contract means any contract or other commitment to which any Group Company is party which is material in the context of the business of the Group taken as a whole and under which there is currently (as at the date of this Agreement or as at Completion) any material obligation or liability outstanding and which shall include without limitation those contracts or commitments described in Schedule 10 or, in the case of the Construction Contracts, those and only those listed in Schedule 10 or referred to in paragraph 8.1(a) of
Schedule 3 but which shall not include Intra Group Debt, the EIB Loans or the SWSF Bonds;

Material Environmental Effect means a liability of or cost to the operation of the business of the Group and which in respect of each individual circumstance might amount to a breach of the Environmental Warranties in paragraphs 18.1, 18.2, 18.3, 18.4 or 18.7 of Schedule 3 and which exceeds or is likely to exceed (Pounds)300,000 over and above any amount budgeted or provided for in respect of the subject matter;

Material Properties means those Properties shown edged red for the purpose of identification only and named on the plans referred to in Schedule 3 paragraph 15.15;

Merger has the meaning ascribed to it in clause 3.1(b);

Net Debt Statement means the statement of the Net Financial Debt Amount as at Completion with supporting notes, to be prepared in accordance with clause 6 and
Schedule 8;

Net Financial Debt Amount means the total amount of:

(a)  the Intra Group Debt;

(b)  the Third Party Debt;

(c) external dividends declared but unpaid (other than dividends due to a Group Company or a member of the Retained Group); and

(d)  the Tax Amount;

less:

cash (in hand and in the bank) held by the Group at Completion as specified in the Group's QSP financial ledger as at the Completion Date,

in each case, as extracted from the Hyperion Consolidation Reporting Package for the Group (excluding the Company) drawn up as at the Completion Date, save to the extent otherwise specifically directed in this Agreement;

No Termination Repeated Warranties means the Vendor Warranties contained in the paragraphs of Schedule 3 which are listed in Part B of Schedule 13;

Non Repeated Warranties means the Vendor Warranties contained in the paragraphs of Schedule 3 which are listed in Part A of Schedule 13;

OFT means the Office of Fair Trading;

OFWAT means the Office of Water Services;

Properties means all or any part or parts of the properties owned, leased, controlled, occupied or used by any Group Company and Property shall be construed accordingly;

Property Warranties means the Vendor Warranties contained in paragraph 15 of
Schedule 3;

Purchaser's Account means the account of the Purchaser as shall be notified in writing by the Purchaser to the Vendor from time to time;

Purchaser's Accountants means Ernst & Young, Compass House, 80 Newmarket Road, Cambridge CB5 8DZ;

Purchaser Confidential Information has the meaning ascribed to it in clause 26.1(a);

Purchaser Due Diligence Reports means the respective due diligence reports provided to the Purchaser or any member of the Purchaser's Group by Clifford Chance LLP (dated 6 March 2002), Simmons & Simmons (dated 7 March 2002), AON (dated 6 March 2002), Ernst & Young (dated 4 March 2002), WS Atkins (dated 5 March 2002) and William M Mercer (dated 4 March 2002);

Purchaser's Group means the Purchaser, any holding company from time to time of the Purchaser, any subsidiary from time to time of the Purchaser or of any holding company and, after Completion, shall include the Group Companies for so long as they remain subsidiaries of the Purchaser or of any holding company of the Purchaser;

Purchaser's Representatives means any directors, employees or professional advisers of the Purchaser and/or any member of the Purchaser's Group;

Purchaser Termination Notice is defined in the Escrow Deed;

Purchaser Warranties means the representations and warranties on the part of the Purchaser set out in Schedule 4;

Refinancing Proposal means any proposal to securitise any assets of, or otherwise refinance and/or extract cash from, the Group;

Regulation has the meaning ascribed to it in clause 3.1(b);

Regulatory Authority means each of the Commission, the DGFT, the OFT, the DGWS, OFWAT, the Competition Commission, the Secretary of State, the Department for Trade and Industry, the Department for the Environment, Food and Rural Affairs, the Environment Agency, the Drinking Water Inspectorate or any other governmental department or regulatory authority;

Regulatory Capital Value means the value of the capital base of Southern Water Services Limited as determined by the DGWS at a final determination or interim determination from time to time for the purposes of setting price limits for Southern Water Services Limited for a regulatory pricing period;

Relevant Employee means any past or present employee of any Group Company;

Relevant Interest Rate means a rate of interest equal to the mean of the bid and offer swap rates for pounds sterling denominated fixed/floating interest rate swap transactions with a term equal to 20 years which appear on Reuters page ICAP2 (or such other page as may replace that page on that service for the purpose of displaying rates or prices comparable to the Relevant Interest Rate) under the heading GBP Swaps at 11.00 a.m. (London time) on the date of Completion provided that if the Relevant Interest Rate cannot be determined as aforesaid, then the Relevant Interest Rate shall be the arithmetic mean of the bid and offer swap rates (mid rates) quoted by five major dealers active in the pounds sterling interest rate swap market in London, selected by the Purchaser, as applying at approximately 11.00 a.m. (London time) on the date of Completion for a pounds sterling interest rate swap where payments on the fixed leg are made semi-annually and the floating leg is Six Month LIBOR with semi-annual payments, where interest is calculated on an Act/365 basis for the fixed leg and Act/365 basis for the floating leg and the swap has a term equal to 20 years. If five London dealers provide quotations as requested, the Relevant Interest Rate will be calculated by eliminating the highest mid rate (or, in the event of equality, one of the highest) and the lowest mid rate (or, in the event of equality, one of the lowest) and taking the arithmetic mean of the dealers' remaining quotations. If at least three, but fewer than five, London dealers provide mid rates, the Relevant Interest Rate will be the arithmetic mean of the quotations. If fewer than three quotations are provided as requested, the Relevant Interest Rate shall be agreed between the Purchaser and the Vendor;

Relevant Person has the meaning ascribed to it in clause 9.31(a);

Relevant Time is defined in clause 5.1;

Reorganisation means the intra group reorganisation effected by the Vendor prior to the date of this Agreement whereby the Vendor transferred its shares in Southern

Water plc to the Company in consideration of (Pounds) 1,225,000,000 of debt left outstanding on inter-company account and the subsequent capitalisation of part of such debt, details of which are annexed to the Disclosure Letter at Exhibit Document Nos A.D.316, A.D.317, A.D.318 and A.D.319 and S.A.D.l;

Resigning Directors means Rupert James Stanley and Ronnie Edward Mercer and any other director of any Group Company who resigns or is required (as notified by the Purchaser to the Vendor prior to the date of this Agreement) to resign before or with effect from Completion and, for the purposes of clause 5.9 only, shall include Ian Simon MacGregor Russell;

Repeated Warranties means the Termination Repeated Warranties and the No Termination Repeated Warranties;

Resolution has the meaning ascribed to it in clause 3.10;

Retained Group means the Vendor, any holding company from time to time of the Vendor and any subsidiary from time to time of the Vendor or of any such holding company (but excluding any Group Company);

RPO Standard means the exercise of the degree of skill and prudence of an experienced operator in the UK engaged in the same type of undertaking under the same or similar circumstances having regard to the nature of the asset or contract concerned and the current regulatory regime for the UK water and sewerage industry and the levels of regulatory allowances from time to time and on the assumption that such operator wished to operate its undertaking as a going concern;

Schemes means the Scottish Power Deferred Share Plan, the Scottish Power Executive Share Option Plans, the Scottish Power plc Employee Share Ownership Plan, the Scottish Power Long Term Incentive Plans, the Scottish Power Sharesave Schemes and the Southern Water Sharesave Scheme;

Scottish Power Deferred Share Plan means the deferred share plan established by Scottish Power plc on 25 April 2000;

Scottish Power Executive Share Option Plan 2001 means the executive share option plan established by Scottish Power plc on 27 July 2001;

Scottish Power Executive Share Option Plans means the executive share option scheme established by Scottish Power plc on 3 May 1991 and the Scottish Power Executive Share Option Plan 2001;

Scottish Power Long Term Incentive Plans means the long term incentive plan established by Scottish Power plc on 8 August 1996 and the long term incentive plan established by Scottish Power plc on 28 July 2000;

Scottish Power plc Employee Share Ownership Plan means the employee share ownership plan established by Scottish Power plc under a trust deed date 24 October 2000;

Scottish Power Sharesave Schemes means the sharesave schemes established by Scottish Power plc or a subsidiary of Scottish Power plc on 24 April 1991, 29 April 1999 and 28 July 2000;

Secretary of State means the Secretary of State for Trade and Industry;

Senior Employee means any Employee of an Employer whose basic annual salary is (Pounds)50,000 or more;

Share Purchase Price is defined in clause 2.2;

Shares has the meaning ascribed to it in Recital (C);

Simon-Hartley Claim means the High Court proceedings brought by Southern Water Services Limited against (1) Simon-Hartley Limited and (2) Simon Group plc and the arbitration proceedings between Southern Water Services Limited and Simon-Hartley Limited and, in each case, including the subject matter thereof (particulars of which are set out in the Disclosure Letter);

Six Month LIBOR means for the purpose of determining the Relevant Interest Rate the percentage rate per annum equal to the offered quotation which appears in the page of the TeleRate Screen which displays the British Bankers Association Interest Settlement Rate for sterling for the period of six months as of 11.00 am on the day three Business Days prior to the due date for payment of the relevant sum (or, if no quotation is displayed, the arithmetic mean (rounded upwards to four decimal places) of the rates at which each of The Royal Bank of Scotland plc, Barclays Bank Plc and HSBC Bank plc were offering to prime banks in the London interbank market deposits in sterling and for a six month period as of 11.00 am on the day three Business Days prior to the due date for payment of the relevant sum);

Southern Water Sharesave Scheme means the sharesave scheme established by the Company on 19 October 1989;

Specified Subsidiaries means Southern Water Services Finance plc, Southern Water Pension Trustees Limited, Southern Water Executive Pension Scheme Trustees Limited, Bowsprit Holdings Limited, Bowsprit Property Development Limited, Monk Rawling Limited, Taylor Plant Haulage Limited and James Leppard & Sons Limited;

Subsidiaries has the meaning ascribed to it in Recital (B);

subsidiary and subsidiaries shall be construed in accordance with sections 736 and 736A of the Companies Act;

subsidiary undertaking shall be construed in accordance with section 258 of the Companies Act;

SW plc Accounts means:

(a)  the audited balance sheet of Southern Water plc as at the Accounts Date;
     and

(b) the audited profit and loss account of Southern Water plc in respect of the financial year ended on the Accounts Date,

together with any notes, reports, statements or documents permitted or required by the Companies Act to be made thereon or annexed or attached thereto;

SWS Limited Accounts means:

(a) the audited balance sheet of Southern Water Services Limited as at the Accounts Date; and

(b) the audited profit and loss account of Southern Water Services Limited in respect of the financial year ended on the Accounts Date,

together with any notes, reports, statements or documents permitted or required by the Companies Act to be made thereon or annexed or attached thereto;

SWSF Bonds means the (Pounds)100 million variable rate bonds issued by Southern Water Services Finance plc and guaranteed by Southern Water Services Limited, as amended and supplemented from time to time as disclosed to the Purchaser as document numbers L.2.1, L.2.2, L.2.3, L.2.4, SL.1.3.18.1.5 and AD.143 of the
Disclosure Letter;

tax and tax authority have the meanings ascribed to them in Schedule 6;

Tax Amount is the aggregate of:

(a) all presently due but unpaid taxes calculated by reference to all company tax returns of each Group Company which have been submitted or which any Group Company or member of the Retained Group intends to submit as at Completion (if any) (which for the avoidance of doubt excludes any amounts paid or discharged by or on behalf of any Group Company before Completion) for all accounting periods of each Group Company up to and including the accounting period ending 31 March 2001; and

(b) an estimate of the tax payable by each Group Company from 1 April 2001 up to and including Completion, and taking into account any relief (as defined in Schedule 6 of this Agreement) available to any Group Company, in respect of that period (computed in accordance with the principles set out in Schedule 8) less any amounts paid or discharged by or on behalf of any Group Company before Completion in respect of that period (whether under the Vendor's group payment arrangement or otherwise), and for the avoidance of doubt, the amounts of tax in (a) and (b) above shall not include any amounts in respect of deferred tax;

Tax Covenant means the covenant relating to tax set out in Schedule 6;

Tax Warranties means those Warranties set out in paragraph 12 of Schedule 3;

Taxes Act means the Income and Corporation Taxes Act 1988;

Termination Repeated Warranties means the Vendor Warranties contained in the paragraphs of Schedule 3 which are listed in Part C of Schedule 13;

Third Party Debt means:

(a) the book value of all interest-bearing or non interest-bearing loans or debt securities (including, for the avoidance of doubt, the SWSF Bonds) and all interest-bearing or non interest bearing finance leases or equivalent of the Group, factored receivables (if any), bank overdrafts (as shown in the Group QSP financial ledger as at the Completion Date), accrued but unpaid interest in respect of all such debt and the Anticipated Bond Redemption Costs as set out in Schedule 8 (excluding any accrued interest included in the Anticipated Bond Redemption Amount);

(b) any trading debt past its contractual due date at Completion (otherwise than in accordance with the Group's normal payment practices and policies in the last 12 months); and

(c) external costs and expenses incurred in connection with the capital restructuring referred to in clause 4.5 to the extent incurred by the Group and unpaid as at the Completion Date;

but excluding (i) any taxes or amounts in respect of tax, (ii) Intra Group Debt,
(iii) Intra Group Trading Debt, (iv) Intra Group Tax Debt, (v) the Aspen 4 Amount, (vi) any other trading indebtedness not included in (b) above and (vii) the EIB Loans, in each case at Completion;

Third Party Insurance Policies means the policies of insurance between any member of the Retained Group and third party insurers, brief details of which are set out in or attached to the Disclosure Letter;

Three Month LIBOR means for the purposes of determining the Agreed Rate, the percentage rate per annum equal to the offered quotation which appears on the page of the TeleRate Screen which displays the British Bankers Association Interest Settlement Rate for sterling for the period of three months as of 11.00 am on the day three Business Days prior to the due date for payment of the relevant sum (or, if no quotation is displayed, the arithmetic mean (rounded upwards to four decimal places) of the rates at which each of The Royal Bank of Scotland plc, Barclays Bank plc and HSBC Bank plc were offering to prime banks in the London interbank market deposits in sterling and for a three month period as of 11.00 am on the day three Business Days prior to the due date for payment of the relevant sum);

Transaction Documents means this Agreement, the Disclosure Letter, the Confidentiality Agreement, the Transitional Services Agreement and such other agreements to be entered into pursuant to, or expressly contemplated by, this Agreement, each as amended, varied, supplemented or modified from time to time;

Transitional Services Agreement means the transitional services agreement to be entered into at Completion in the agreed form;

undertaking shall be construed in accordance with section 259 of the Companies Act;

vendor's Account means the account of the Vendor number 00733493 with The Royal Bank of Scotland plc (sort code 83-07-06) or such other account as shall be notified in writing by the Vendor to the Purchaser from time to time;

Vendor's Accountants means PricewaterhouseCoopers, Kintyre House, 209 West George Street, Glasgow G2 2LW;

Vendor Confidential Information has the meaning ascribed to it in clause
26.2(a);

Vendor Group Policies means the policies of insurance between Scottish Power Insurance Limited and any member of the Retained Group, brief details of which are set out in or attached to the Disclosure Letter;

Vendor's Material Pension Scheme means each of:

(a) the Southern Water Pension Scheme, governed by a definitive trust deed dated May 1996, as amended from time to time;

(b) the Southern Water Executive Pension Scheme, governed by a definitive trust deed dated 24 June 1991, as amended from time to time;

(c) the ScottishPower group Final Salary LifePlan, governed by a definitive trust deed dated 21 and 27 December 2000, as amended from time to time; and

(d)  the Money Purchase Scheme (as defined in Schedule 5);

Vendor's Pension Scheme means each of:

(a)  the Vendor's Material Pension Schemes; and

(b) the Manweb Group of the Electricity Supply Pension Scheme established by a resolution dated 1 April 1983, as amended; and

(c) the Scottish Power Pension Scheme governed by rules adopted on 1 April 1995, as amended;

Vendor's Solicitors means Freshfields Bruckhaus Deringer, 65 Fleet Street, London EC4Y 1HS;

Vendor Termination Notice has the meaning ascribed to it in Clause 8.11;

Vendor Warranties means the representations and warranties on the part of the Vendor set out in Schedule 3, being the Non Repeated Warranties, the No Termination Repeated Warranties and the Termination Repeated Warranties; and

Waste means any substance or object which falls within the categories set out in
Part II of Schedule 4 of the Waste Management Licensing Regulations 1994 and which the producer or the person in possession of it discards, or intends or is required to discard.

1.2  In this Agreement, unless the context otherwise requires:

(a) references to persons shall include individuals, bodies corporate (wherever incorporated), unincorporated associations and partnerships;

(b) the headings are inserted for convenience only and shall not affect the construction of this Agreement;

(c) the singular includes the plural and vice versa and references to one gender include all genders;

(d) any reference to an enactment or statutory provision is a reference to it as it may have been, or may from time to time be, amended, modified, consolidated or re-enacted and includes all instruments or orders made under such enactment or statutory provision;

(e) any references to clauses and schedules are to clauses of, and to the schedules to, this Agreement. The schedules comprise schedules to this Agreement and form part of this Agreement;

(f) any reference to a document in the agreed form is to the form of the relevant document agreed between the parties and for the purpose of identification initialled by each of them or on their behalf (in each case with such amendments as may be agreed by or on behalf of the Vendor and the Purchaser);

(g) references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept shall, in respect of any jurisdiction other than England, be deemed to include the legal concept which most nearly approximates in that jurisdiction to the English legal term;

(h) any reference to business hours means the hours between 9 am and 5:30 pm on any Business Day;

(i) any reference to the awareness or knowledge of the Vendor in this Agreement (including in respect of any Vendor Warranty) means (and is limited to) (i) all matters of which any director of Southern Water plc or Southern Water Services Limited or any other Group Company (but excluding the Company) has actual knowledge (but provided always that in the case of James Stanley he shall not be required to disclose, nor will the Vendor be liable to the extent he does not disclose, any matter or circumstance which is the subject of legal professional privilege) and (ii) all matters of which Ronnie Edward Mercer has actual knowledge or ought reasonably to have actual knowledge having made reasonable enquiry (but no other or further enquiries) of each of Eric John Hutchinson (Finance, Intellectual Property and Information Technology), Barrie Walter Delacour (Regulatory), Stuart Derwent (overall business management (including Health and Safety), Stephen Henderson (Insurance), John Stewart (Pensions and Human Resources), Martin Baggs (Operations) Anthony James Fegan (Project Delivery), Kevin Hall (having made reasonable enquiry of Andrew Williams) (Property), John Spence (Environment), Stewart Wood (Tax) and David John Stainthorpe (Customer Service and Billing, including the Intellectual Property and Information Technology relating thereto) each with respect only to those areas of the business of the Group for which that person is stated to be responsible as aforesaid (and each not being required to make any other or further enquiries) save for, in the case of environmental matters, having procured that John Spence make enquiry (but no other or further enquiries) of Nev James, Chris Stewart, Richard Price and Richard Stanley) but with none of them being required to make any further or other enquiry. For the avoidance of doubt but without prejudice to their actual knowledge (which shall in the case of Ronnie Edward Mercer include any actual knowledge he would be deemed to have having made the enquiries referred to above), neither Ronnie Edward Mercer nor any of the persons referred to above shall be deemed to have actual knowledge of any of (neither shall they be required by this Agreement to seek out, review and/or verify the contents of) any matters contained in any documents in the Data Room, whether or not prepared by consultants or advisers of the Retained Group or the Group;

(j) any express reference to the consent of the Purchaser or to the consent of the Vendor being required or similar expression shall be deemed to include a statement that such consent may not be unreasonably withheld or delayed and that no such consent shall be required in circumstances where an emergency situation (involving any danger or threat to health, safety, property or the environment) at any of the Properties or in respect of any contracts or licences requires the relevant action to be taken immediately. For the purposes of the application of this sub-paragraph 1.2(j) to clause 9.31(a)(iv) of this Agreement, the term emergency where it appears in this sub-paragraph shall be taken to mean Emergency as defined in paragraph 1.1 of this Schedule 1; and for the purposes of the application of this sub-paragraph 1.2(j) to paragraph 3.1.4.1 of the Slindon Indemnity (contained in Schedule 9), the term emergency where it appears in this sub-paragraph shall be taken to mean Emergency as defined in the Slindon Indemnity; and the words (involving any danger or threat to health, safety, property or the environment) where they appear above in this sub-paragraph 1.2(j) shall not apply to the aforesaid respective definitions of Emergency; and

(k) if a period of time is specified and dates from, after or before, a given day or the day of an act or event, it is to be calculated exclusive of that day.

(l) in determining reasonableness or materiality for the purposes of this Agreement, for the avoidance of doubt, any impact or potential impact on any post-Completion direct or indirect disposal of all or a substantial part of the assets or shares of any member of the Purchaser's Group shall be disregarded.

1.3 The principles of construction known as the contra proferentum rule shall not be applied to the interpretation of this Agreement.

1.4 For the avoidance of doubt, the inclusion of a reference to a specific Disclosure Document in Schedule 3 shall not imply or infer that reference to a specific Disclosure Document is required in order for disclosure of any Disclosure Document to be fair.

                                                                         Page 74